PARTNERSHIP AGREEMENT

BY AND AMONG

FMC CORPORATION,

HARSCO DEFENSE HOLDING, INC.

AND

UNITED DEFENSE, L.P.

DATED AS OF JANUARY 1, 1994

THIS PARTNERSHIP AGREEMENT is entered into as of January 1, 1994 by and among FMC Corporation, a Delaware corporation ("Managing General Partner"), Harsco Defense Holding, Inc., a Delaware corporation ("Limited Partner"), which is a direct wholly-owned subsidiary of Harsco Corporation, a Delaware corporation ("Harsco"), and United Defense, L.P., a Delaware limited partnership ("the Partnership"). Each of Managing General Partner and Limited Partner is sometimes referred to herein as "Partner," and collectively they are sometimes referred to as "Partners" or "Parties."

WHEREAS, the Managing General Partner and Harsco have entered into a Participation Agreement dated as of January 1, 1994, as amended from time to time in accordance with its terms (the "Participation Agreement"), setting forth certain representations and warranties, conditions and agreements dealing with their relationships and certain relationships of their Affiliates and Subsidiaries and the establishment and operation of this Partnership;

NOW, THEREFORE, in consideration of the mutual covenants, and subject to the terms and conditions, contained herein, the Partners hereby form and create the Partnership under and pursuant to the Delaware Revised Uniform Limited Partnership Act, as amended or its successor, Title 6, Chapter 17 of the Civil Code of the State of Delaware, for the purposes and upon the terms, provisions and conditions as hereinafter set forth.

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise defined herein, terms used herein in capitalized form shall have the meanings attributed to them in Annex A to this Partnership Agreement.

ARTICLE II

ORGANIZATION

2.1  Formation and Term of the Partnership.

(a) Formation; Compliance. As of the date hereof, the Partners enter into and form the Partnership as a limited partnership under the laws of the State of Delaware. The Partnership shall promptly file with the appropriate Governmental Authorities all documents in connection with the formation and operation of the Partnership as may be required or appropriate under the laws of the State of Delaware (including, but not limited to, the Delaware Revised Uniform Limited Partnership Act) or any other jurisdiction in which the Partnership proposes to carry on business. The Partnership shall provide to each Partner upon request a copy of each such document as filed.

(b) Business Names. The activities and business of the Partnership shall be conducted under the name United Defense, L.P. The Partnership may also do business under other names agreed to by both of the Partners. If required by an applicable Governmental Rule, (i) the Partnership shall cause appropriate partnership certificates or fictitious business name certificates to be filed with the appropriate Governmental Authorities and (ii) the Managing General Partner shall as expeditiously as reasonably possible register the Partnership to do business as a foreign limited partnership in all appropriate jurisdictions.

(c) Principal Office. The "Principal Office" of the Partnership shall be in or around Arlington, Virginia. Other offices may be established, and the location of any office of the Partnership (including the Principal Office) may be changed by the Managing General Partner or, if other than the Principal Office, by the CEO, at any time and from time to time.

(d) Partnership Term. The term of the Partnership shall commence as of the date hereof and shall continue until dissolved as hereinafter provided in Article IX hereof.

2.2 Scope of Activity. The "Scope of Activity" of the Partnership shall be to engage in the development, manufacture, retrofit, installation, overhaul, repair, engineering, design, service, sale and marketing of any military vehicle system (excluding trucks and busses) or weapon station, including any component part or subsystem thereof.

2.3 Property Ownership. Except as provided in the Operative Documents or any other contract to which the Partnership is or becomes a party,
(i) all assets and property, whether real, personal or mixed, tangible or intangible, including contractual rights, owned or possessed by the Partnership shall be held or possessed in the name of the Partnership,
(ii) all such assets, property and rights shall be deemed to be owned or possessed by the Partnership as an entity and (iii) none of the Partners individually shall have any separate ownership in such assets, property or rights.

2.4 Business Dealings with the Partnership. Subject to any approvals required pursuant to Sections 3.1 or 3.3 and subject to Section 3.4(b) hereof, whichever may apply, a Partner or any Affiliate thereof may enter into contracts or agreements with the Partnership on an arms-length and commercially reasonable basis and derive and retain profits therefrom. Subject to the requirements of Section 3.1 hereof, the validity of any such contract, agreement, transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Partnership and such Partner or any of its Affiliates.

2.5 Confidential Information. No member of the Advisory Committee, employee of the Partnership or employee made available to the Partnership by a Partner or an Affiliate of such Partner shall be obligated to reveal confidential or proprietary information belonging to either Partner, or either Partner's Affiliate, without the consent of such Partner or Partner's Affiliate.

2.6 Powers. Subject to and modified by the terms, conditions and stipulations provided in Sections 3.1 and 3.3 below and any other terms, conditions and stipulations of this Agreement, the Participation Agreement or any other Operative Document, as applicable, the Partnership may exercise all of the powers and privileges granted by this Agreement and by law, together with any other powers incidental thereto, including, but not limited to, the power and privilege to:

(a) Receive by contribution, purchase, lease or otherwise acquire, employ, use or otherwise deal in and with real or personal property, or any interest therein, wherever situated, and subject to the terms of this Agreement, sell, convey, lease, exchange, transfer or otherwise dispose of, mortgage or pledge, all or any of its property and assets, or any interest therein, wherever situated;

(b) Appoint such managers, employees and agents as deemed appropriate and pay or otherwise provide for them suitable compensation;

(c) Participate with others in any transaction, undertaking or arrangement which the Partnership by itself would have the power to conduct within the Scope of Activity, whether or not such participation involves sharing or delegation of control of such activity with or to others;

(d) Make contracts, including contracts of guaranty and suretyship, incur liabilities, borrow money, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage, pledge or other encumbrance of all or part of its property, franchises and income;

(e) Lend money for Partnership purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested;

(f) Sue and be sued in all courts and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceedings, in its Partnership name;

(g) Establish and carry out employment policies, including, but not limited to, policies regarding hours of work, vacation, discipline and termination, and pension, profit sharing, retirement, benefit, incentive and compensation plans and trusts;

(h) Establish and maintain a risk management program (including insurance) for (i) all assets and properties of the Partnership, (ii) all potential legal liabilities arising out of Partnership activities,
(iii) all statutory responsibilities regarding employees, and (iv) any other possible exposures of the Partnership;

(i) Execute and deliver the Operative Documents to which it is to be a party;

(j) Adopt: (i) forms of agreements and employment policies with respect to the protection of confidential information and (ii) business plans; and

(k) Exercise such additional powers and privileges as are otherwise permitted to be exercised by the Delaware Revised Uniform Limited
Partnership Act.

ARTICLE III

GOVERNANCE AND ADMINISTRATION

3.1 Matters Requiring the Consent of the Limited Partner. The following is a list of actions which may not be taken by the Partnership without the written consent of the Limited Partner, so long as the Limited Partner's Share Percentage is at least 20%:

(a) Subject to Section 12.1, any changes to or amendments of this Agreement; or in the event of the incorporation of the Partnership pursuant to Section 2 of the Registration Rights Agreement, the adoption of the initial certificate of incorporation and by-laws of the successor corporation and any subsequent amendments to its certificate of incorporation and by-laws;

(b) (i) Except as otherwise expressly permitted by this Agreement, the Registration Rights Agreement or any other Operative Document, the voluntary winding up, dissolution or liquidation of the Partnership, the filing of a petition in bankruptcy, or for the reorganization or rehabilitation under the Federal bankruptcy law or any state law, for the relief of debtors, consenting to an order for relief entered against it under any Federal bankruptcy law or otherwise consenting to having the Partnership adjudicated bankrupt or insolvent, the making of an assignment for the benefit of creditors or the suffering beyond 90 days of the appointment of a receiver, trustee or custodian for a substantial portion of its business or properties by virtue of an allegation of insolvency, (ii) any similar action under any foreign law or (iii) the decision not to oppose any filing or petition which seeks to have the Partnership declared bankrupt or insolvent under any such law;

(c) The sale of all or a substantial part of the assets of the Partnership;

(d) The making of any distribution to a Partner by the Partnership in contravention of Article VI hereof, or any repurchase, redemption or acquisition of the equity of the Partnership not in proportion to the Partners' respective Share Percentages;

(e) The entry by the Partnership into any business activity outside the Scope of Activity, except that the Partnership shall be entitled to engage in the business of developing, manufacturing, retrofitting, overhauling, repairing, engineering, designing, servicing, selling and marketing of forgings, castings and fabrications for commercial customers as such business is engaged in by the FMC Defense Business immediately prior to the Closing Date and as such business may be subsequently modified, extended or developed by the Partnership so long as such modification, extension or development is financed solely with internally generated funds and does not occasion a capital call;

(f)  The replacement of the Accountants for the Partnership;

(g) (i) The issuance of additional general Partnership interests to any Person other than the Managing General Partner pursuant to Section 4.5 or clause (ii) below and (ii) the issuance for cash of additional limited or general Partnership interests unless the Partnership shall first have offered to sell to each holder of Partnership interests, on the same terms (which terms shall be reasonably determined by the Managing General Partner), a percentage portion of such newly issued limited Partnership interests (or general Partnership interests if offered to the Managing General Partner) equal to such holder's Share Percentage;

(h)  Any dilution of the Limited Partner's Share Percentage below 20%;

(i)  Any change in the name of the Partnership;

(j) Any Related Party Transaction consisting of (i) the provision of management services for value (other than management services covered by Section 4(b) of the Management Services Agreement) by the Managing General Partner or any of its Affiliates to the Partnership; (ii) all sales of products or services (other than services covered by clause (i) above) by the Managing General Partner or any of its Affiliates to the Partnership in any Fiscal Year in excess of an aggregate of $500,000; or
(iii) the purchase of products by the Managing General Partner or any of its Affiliates from the Partnership or the entry into any other agreements between the Partnership and the Managing General Partner or any of its Affiliates which, in any such case, involves the payment of money or the assumption or release of any reasonably estimable liability that individually exceeds $100,000 or collectively in any Fiscal Year exceeds $1,000,000 in the aggregate. The "A Services" performed pursuant to Section 4(a) of the Management Services Agreement by FMC and its Affiliates will be subject to the annual consent of the Limited Partner under this Section 3.1(j), which annual consent has been given with respect to Fiscal Year 1994. Such annual consent shall constitute the Limited Partner's consent with respect to such A Services. If the Limited Partner's consent is not obtained with respect to any such A Services to be obtained from FMC in any Fiscal Year subsequent to the Fiscal Year ended December 31, 1994, no such A Services shall be provided unless and until an arbitration proceeding pursuant to Section
3.12 shall have been concluded; provided, however, that any such nonapproved A Services may continue to be provided only to the extent permitted by Section 4(d) of the Management Services Agreement. Thereafter any such A Services shall be provided only if the Arbitrator has determined that Harsco's consent to the provision of such services was unreasonably withheld. All Related Party Transactions shall be generally consistent with normal commercial practices by providers of similar products and services in arm's-length transactions and all sales of products and services pursuant to clause (ii) above shall be consistent with the normal profit margins of the Managing General Partner or its Affiliates. The parties hereby agree that (i) any subcontract between the Partnership and FMC's Corporate Technology Center providing for work which relates to any Partnership engineering contract or other contract which requires the submission of certified cost or pricing data, (ii) any cash advances made to the Partnership pursuant to Section 5.18 of the Participation Agreement, (iii) any transaction that is limited to a direct pass-through of amounts billed by an unaffiliated third party and (iv) any capital contributed to the Partnership pursuant to Section 4.5 of this Agreement or Sections 2.1.3, 2.1.4, 2.1.5 or 2.3.3 or Article VI of the Participation Agreement shall not constitute Related Party Transactions for purposes of this Section 3.1(j).

(k)  Determining the share of Profits and Losses under Section
4.3(c)(vii); and

(l)  Any amendment to the Lease Agreement.

Whenever the Managing General Partner wishes to propose any action by the Partnership requiring the consent of the Limited Partner, the Managing General Partner shall provide such a proposal to the Designated Representative of the Limited Partner not less than ten Business Days in advance of the proposed implementation of such proposal. The proposal shall be in writing and shall set forth, in reasonable detail, the reasons for the proposed action, the anticipated consequences thereof and any appropriate background information needed by the Limited Partner to evaluate the proposal. If the Limited Partner reasonably concludes that additional information is needed in order to reach its conclusion, the Designated Representative of the Limited Partner shall so advise the Managing General Partner, in a writing specifying in reasonable detail the requested additional information, within ten Business Days after receipt of the Proposal and the Managing General Partner shall provide the requested information as expeditiously as reasonably possible. If no request is made for additional information, the Limited Partner through its Designated Representative shall advise the Managing General Partner in writing whether the consent is given within ten Business Days after receipt of the proposal. If additional information is requested, the Designated Representative of the Limited Partner shall respond within ten Business Days after receipt of the requested information. Nothing herein shall require the Managing General Partner to provide information that cannot be obtained with reasonable effort.

Because the breach by the Managing General Partner of any of its obligations under this Section 3.1 would cause irreparable harm to the Limited Partner that would be difficult to quantify and would not be compensable by damages alone and because the Limited Partner would not have entered into this agreement in the absence of Section 3.1, the Managing General Partner expressly agrees that the Limited Partner will have the right to enforce Section 3.1 by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the Limited Partner may have with respect to the breach of any provision of Section 3.1 by the Managing General Partner. The reference to specific performance in this Section is not a waiver of either party's rights to seek equitable relief for breaches of other sections of this Agreement.

3.2 Reports to the Limited Partner. The Partnership shall deliver to the Limited Partner on a timely basis such information as is reasonably requested by the Limited Partner in order to fulfill financial reporting and other legal requirements, in addition to that information listed on
Schedule 3.2.

3.3 Restrictions on Partners. Except as specified in this Agreement, neither Partner may, without the written consent of the other Partner:

(a) make any agreement with any third party on behalf of or otherwise purport to bind the other Partner or do any act in contravention of this Agreement; or

(b) release a Partner from any obligation under this Agreement or, to the extent it relates to the Partnership, any Operative Document.

3.4  Managing General Partner.

(a) The Managing General Partner will act as Managing General Partner of the Partnership. The Managing General Partner shall have the right to exercise, on behalf of the Partnership, all the powers not requiring the consent of the Limited Partner pursuant to Section 3.1 above. Subject to the provisions of this Agreement, the Managing General Partner shall have the sole power and authority to represent and to act for the Partnership and to bind the Partnership with respect to Partnership property and affairs. Without limiting the foregoing, the Managing General Partner, acting through those of its officers, employees and agents as it shall designate in writing from time to time, shall, in addition to the officers of the Partnership, have the authority to certify claims against the U.S. Government on behalf of UDS for purposes of Section 6(c) of the Contract Dispute Act, 41 U.S.C. Subsection 605(c), as amended. The Limited Partner will take no part in the control, management, direction or operation of the affairs of the Partnership and will have no power to bind the Partnership. The Limited Partner will not be personally liable for any obligations of the Partnership and will have no obligation to make contributions to the Partnership in excess of those specified in this Agreement or Articles II, and VI and Section 5.22.5 of Article V of the Participation Agreement except to the extent set forth under the laws of the State of Delaware.

(b) The Managing General Partner shall at all times act in a fiduciary manner with respect to the Partnership and the Partners, shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and shall exercise good faith and integrity in all aspects of its handling of the affairs of the Partnership; provided, however, that, except as expressly provided in the Management Services Agreement, in no event shall the Managing General Partner have any liability to the Partnership or any other Partner for simple negligence in an action for an alleged breach of the duty of care. The Managing General Partner shall not employ, or allow any other Person to employ, such funds or assets, in any manner except in any manner which the Managing General Partner reasonably believes in good faith to be in or not opposed to the best interests of the Partnership. Notwithstanding any Delaware judicial precedent to the contrary and without in any way limiting its rights under Delaware law, the Limited Partner shall be entitled to bring an action against the Managing General Partner, its Affiliates or the directors, officers or employees of any of them in the right of the Partnership under Section 17-1001 of the Delaware Corporation Law or any other applicable provision of Delaware law to recover a judgment in the Partnership's favor if the Managing General Partner has refused to bring the action within ninety (90) days after the receipt by the Partnership of the Limited Partner's demand that such action be commenced.

(c) Except as caused by actions which are otherwise expressly contemplated by this Agreement, the Registration Rights Agreement or any other Operative Document, while conducting the business of the Partnership, the Managing General Partner will use all reasonable efforts not to act in any manner which will (i) cause the termination of the Partnership for federal income tax purposes or (ii) cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation.

(d) The Managing General Partner shall use reasonable efforts to cause to be prepared and timely filed with appropriate Governmental Authorities all material reports required to be filed with such entities under then current applicable laws, rules and regulations and to cause such reports to be prepared on substantially the accounting or reporting basis required by such Governmental Authorities. Upon request, the Managing General Partner shall promptly provide the Limited Partner with a copy of any such report.

(e) The Managing General Partner shall use reasonable efforts to take all actions reasonably required by the Limited Partner and necessary, appropriate or desirable for the continuation of the Partnership's valid organization and existence as a limited partnership affording limited liability to the Limited Partner under the laws of the State of Delaware. The Managing General Partner shall not be responsible or liable for any action taken by the Limited Partner that is deemed to be or interpreted as an action on behalf of the Partnership or involving participation in the control or management of the Partnership's business.

3.5  The Advisory Committee.

(a) General. To facilitate the exercise by the Managing General Partner of its powers and responsibilities under this Agreement, the Partnership shall have a committee, comprised of ten individuals designated in the manner described below (the "Advisory Committee" or "Committee"), which will consider and discuss any or all matters regarding the direction and control of the Partnership.

(b) Members, etc. The Managing General Partner shall designate six members of the Advisory Committee and the Limited Partner shall designate four members of the Advisory Committee. Upon any adjustment of the Share Percentages, the number of members of the Advisory Committee designated by each Partner shall, if necessary, also be adjusted so that such number shall be the whole number closest to one-tenth of such Partner's Share Percentage; provided, that, if the Share Percentages are whole numbers ending in five, then the General Partner shall round its Share Percentage to the next highest multiple of ten, and the Limited Partner shall round its Share Percentage to the next lowest multiple of ten, to determine their respective numbers of Designees. Each such Designee shall serve at the pleasure of the Partner which designated such Designee. Each Partner may appoint one or more alternate Designees to replace at any meeting of the Committee any of its Designees who may be disqualified or absent. Each Partner shall bear the cost incurred by its Designees in their capacities as such, and no Committee member or alternate shall be entitled to compensation from the Partnership for serving in such capacity. Subject to applicable Governmental Rules, each member of the Advisory Committee shall be entitled to review classified information of the Partnership.

(c)  Initial Committee Members.  The initial Committee Designees are:

(i)  for the Managing General Partner:

          Robert N. Burt
          Larry D. Brady
          Francis A. Riddick
          Randy S. Ellis
          Edward C. Meyer
          Robert L. Day

(ii)  for the Limited Partner:

           Leonard A. Campanaro
           Derek C. Hathaway
           Barrett W. Taussig
           Robert L. Kirk

(d) Changes to Members. Each Partner shall notify the Partnership and the other Partner of any change to the business address and business telephone and telecopy numbers of each Designee designated by such Partner. Each Partner shall promptly notify the Partnership and the other Partner of any change in such Partner's Designees to the Committee which notice shall include the name of the Designee being replaced with a new Designee and the name, address, telephone and telecopy numbers for the such new Designee. Each Partner's Designees to the Committee shall remain in effect until the Partner making such appointment notifies the Partnership and the other Partner of a change in such appointment in accordance with (b) above or such Designee notifies the Partnership of his or her resignation as a member of the Committee.

(e) Meetings, etc. Meetings of the Advisory Committee shall be held at the Principal Offices of the Partnership or at such other place as may be determined by the Advisory Committee. Regular meetings of the Advisory Committee shall be held six times per year (including within a reasonable period of time after the end of each Fiscal Quarter) until the second anniversary of the Closing Date and four times per year thereafter on such dates and at such times as shall be determined by the Advisory Committee. Special meetings of the Advisory Committee may be called by the CEO or either Partner for any reason on at least (i) five Business Days' prior written notice by U.S. first class mail, (ii) three Business Days' actual telephonic notice to each Designee personally for a meeting other than a telephonic meeting or (iii) 36 hours' prior written or telephonic notice for a telephonic meeting. The actions taken by the Advisory Committee at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after such meeting, the Designee as to whom it was improperly noticed, if any, signs, (i) a written waiver of notice, (ii) a consent to the holding of such meeting or (iii) an approval of the minutes thereof. A meeting of the Advisory Committee may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard simultaneously by all other participants and each can speak to all others.

(f) Meeting Rules. The Managing General Partner shall prepare and provide to the Limited Partner a proposed agenda not less than ten Business Days before each regularly scheduled meeting of the Advisory Committee. Upon the written request of the Limited Partner made at least five Business Days before a regularly scheduled meeting of the Advisory Committee, the proposed agenda shall be expanded to include any additional agenda items suggested by the Limited Partner. At each regular meeting of the Advisory Committee, officers of the Partnership shall update the Committee with respect to financial and operational matters and the status of all material claims and indemnification matters. Such officers shall also report on such other matters as may be reasonably requested by the Limited Partner. The Advisory Committee may establish reasonable rules and regulations to (i) require the Partnership to call meetings and perform other administrative duties,
(ii) place reasonable limits on the number and participation of observers and to require such observers to observe confidentiality obligations and (iii) otherwise provide for the keeping of minutes.

(g) Discussion of Matters Requiring the Limited Partner's Consent. At the request of either the Managing General Partner or the Limited Partner, any proposed action by the Partnership requiring the consent of the Limited Partner may be considered and discussed at a regular or special meeting of the Advisory Committee, but no such action may be taken without the consent of the Limited Partner.

(h) Dispute Resolution. At the request of either the Managing General Partner or the Limited Partner, the Advisory Committee shall attempt in good faith to resolve any dispute between such Partners (other than matters covered by Sections 3.1 or 3.12 hereof) before either such party may invoke the dispute resolution mechanism set forth in Section 12.11. If the Advisory Committee does not resolve the dispute to the satisfaction of both parties within 60 days after the Advisory Committee receives notice of such dispute, then either party may invoke the dispute resolution mechanism set forth in Section 12.11.

(i) Notwithstanding anything to the contrary herein provided, the Advisory Committee shall have no responsibility or authority to manage the affairs of the Partnership.

3.6  Officers.

(a) General. The officers of the Partnership shall be a Chief Executive Officer (sometimes referred to as the "CEO") and such other officers as may be set forth in this Agreement or any other Operative Document or determined by the Managing General Partner from time to time to be necessary or advisable for the conduct of the business and affairs of the Partnership. All officers of the Partnership shall be appointed by the Managing General Partner and shall be subject to removal with or without cause by the Managing General Partner. Any individual may hold more than one office. All officers of the Partnership shall (i) report to the Chief Executive Officer, who shall report to the Managing General Partner, (ii) have the powers and duties set forth in this Section 3.6 or as otherwise prescribed by the Managing General Partner or, in the case of officers other than the CEO, the CEO and (iii) serve for the term designated by this Agreement or the Managing General Partner, subject to removal as provided above.

(b) Chief Executive Officer. The initial Chief Executive Officer shall be Thomas W. Rabaut. Subsequent CEOs shall be selected by the Managing General Partner. Subject to the powers of the Managing General Partner and the provisions of Section 3.1 hereof, he or she shall be in the general and active charge of the entire business, affairs and property of the Partnership, shall be its chief policy making officer and have control over its officers, agents and employees; and shall see that all orders and resolutions of the Managing General Partner or the Partners are carried into effect, including compliance with the terms and conditions of any consent by the Limited Partner pursuant to Section
3.1. Subject to Sections 3.1 and 3.3 above, he or she may execute bonds, mortgages and other contracts within the powers set forth in
Section 2.6 above or as delegated by the Managing General Partner, as appropriate, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Managing General Partner or the CEO to some other officer or agent of the Partnership. The Chief Executive Officer may vote or execute written consents with respect to the capital stock of each Subsidiary of the Partnership in accordance with this Agreement.

(c) Chief Financial Officer. The Chief Financial Officer shall be selected by the CEO, subject to the approval of the Managing General Partner. The Chief Financial Officer of the Partnership shall, under the direction of the Managing General Partner and the Chief Executive Officer, be responsible for all financial and accounting matters and for the direction of the office of treasurer. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the Chief Executive Officer or the Managing General Partner or as may be provided in this Agreement.

(d) Vice-Presidents. The vice-president, or if there shall be more than one, the vice-presidents shall act with all of the powers and be subject to all the restrictions as authorized by the CEO and approved by the Managing General Partner. The vice-presidents shall also perform such other duties and have such other powers as the Managing General Partner, the Chief Executive Officer or this Agreement may, from time to time, prescribe.

(e) The Secretary. The Secretary shall attend all meetings of the Advisory Committee and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the Chief Executive Officer's supervision, the Secretary shall give, or cause to be given, all notices required to be given by the Partnership under this Agreement; shall have such powers and perform such duties as the Managing General Partner, the Chief Executive Officer or this Agreement may, from time to time, prescribe.

(f) Other Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in this Agreement, shall have such authority and perform such duties as may from time to time be prescribed by the CEO or the Managing General Partner.

3.7 Insurance. The Partnership's initial insurance coverages shall be substantially as set forth in Exhibit A hereto. The Partnership may change any such coverages in any manner (and may self-insure as the Managing General Partner reasonably determines) and may maintain insurance coverages against such other liabilities and risks associated with the conduct by the Partnership of its operations and in such amounts as are generally maintained by companies engaged in a business similar to that of the Partnership.

3.8 Employee and Officer Confidentiality Agreements. Each officer of the Partnership and each member of the Advisory Committee, upon assuming office, shall enter into a confidentiality agreement in the form of Exhibit B hereto. Each Partner shall assign to the Partnership, if assignable, any confidentiality agreements with its employees who accept employment by the Partnership. Each prospective employee of the Partnership not otherwise bound by a confidentiality agreement, whose job exposes such employee to confidential information shall, upon accepting employment by the Partnership, enter into a confidentiality agreement in the form of Exhibit C hereto.

3.9 Consolidation Costs. No material Consolidation Cost shall be incurred, and no commitment for the incurrence of a material
Consolidation Cost shall be entered into, by the Partnership unless the Managing General Partner shall have made a good faith determination and reported in writing to the Limited Partner that:

(i) a projection of the cost savings to be achieved as a result of the incurrence of the Consolidation Cost in question reflects that such Consolidation Cost will be offset by cost savings which will be realized by the Partnership in the twenty-four month period following the incurrence of such Consolidation Cost; or

(ii) the Partnership has entered into an Advance Agreement with the DOD (or any agency or department thereof) which permits future recognition or recovery of the Consolidation Cost in question as an allowable cost or retention by the Partnership of at least equivalent future cost savings resulting from the consolidation; or

(iii) such Consolidation Cost can be recognized or recovered as an allowable cost under one or more of the Partnership's customer contracts; or

(iv) such Consolidation Cost can be offset, recognized or recovered through a combination of the sources referred to in clauses (i) through
(iii) above.

3.10 Other Business. Each Partner's interest in the business endeavor of the other Partner is limited to its interest in the Partnership, and, except as provided in Section 7.14 of the Participation Agreement, no Partner's future business activities are restricted. Accordingly, in addition to the business of the Partnership, each Partner may, subject to Section 7.14 of the Participation Agreement, invest or engage in any other business activity for which it is lawfully organized.

3.11 Revolving Credit. Notwithstanding anything in Section 5.18 of the Participation Agreement, the Partnership will use reasonable efforts to establish an independent revolving line of credit sufficient to meet the liquidity requirements of the Partnership as soon as practicable after the Closing Date (it being understood that the obligations of the Partnership under such line of credit shall be nonrecourse to the Managing General Partner).

3.12 Dispute Resolution on A Services. In the event that the Managing General Partner believes that the Limited Partner has unreasonably withheld its consent to the Partnership's procurement of A Services from the Managing General Partner in any Fiscal Year subsequent to the Fiscal Year ending December 31, 1994, then, in lieu of the dispute mechanism set forth in Section 12.11, the following provision shall apply. The Managing General Partner may commence arbitration hereunder within forty
(40) Business Days after the Managing General Partner's receipt of written notice of the Limited Partner's withholding of its consent to the Partnership's procurement of A Services from the Managing General Partner for the given year by delivering to the Limited Partner a notice of arbitration (a "Notice of Arbitration"), and any failure by the Managing General Partner to commence an arbitration within such period shall constitute an absolute bar to the commencement of any such arbitration proceeding and a waiver of all claims relating to the reasonableness of such withholding of consent. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any dispute and any other matters required to be included therein by the Rules and Commentary for Non-Administered Arbitration of Business Disputes, as in effect from time to time (the "Rules"), of the Center for Public Resources, Inc. ("CPR"). A partner of Ernst & Young or Price Waterhouse, whichever is not the Accountants, to be selected by such accounting firm and not by either Partner, shall be the arbitrator (the "Arbitrator"); provided, however, that, in the event that the Arbitrator for any reason withdraws or is disqualified from serving in that capacity and cannot be replaced by another qualified partner of such accounting firm because of such accounting firm's withdrawal or disqualification, CPR shall select as a substitute Arbitrator a person who is or has been actively employed in an executive or managerial capacity in the private-sector defense industry or with an independent public accounting firm having expertise in that area.

The Arbitrator will determine the allocation of the costs and expenses of arbitration (except for fees and expenses of legal counsel, if any, selected by a party, which shall be borne by such party) as well as the resolution of any dispute governed by this Section 3.12. The arbitration shall be conducted in Arlington, Virginia under the Rules, except as modified by the agreement of all of the parties to this Agreement. In any arbitration under this Section 3.12, there shall be a rebuttable presumption that the withholding of consent by the Limited Partner to the Partnership's procurement of A Services from the General Managing Partner was reasonable, and the Managing General Partner shall have the burden of rebutting that rebuttable presumption by a preponderance of the evidence. The pendency of any arbitration under this Section 3.12 shall not in any way relieve the Managing General Partner or the Partnership of the obligation to discontinue, within the transition periods set forth on Schedule A to the Management Services Agreement, the provision of any A Service or Services not consented to by the Limited Partner.

Evidentiary hearings, if any, shall not exceed 3 Business Days. The Arbitrator shall conduct the arbitration so that a final result, determination, finding or judgment (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 50 Business Days after the receipt by the Limited Partner of the Notice of Arbitration nor later than 10 Business Days following the completion of all other aspects of the arbitration.

The Final Determination shall be signed by the Arbitrator, and shall be limited to a decision that the withholding by the Limited Partner of its consent to the Partnership's procurement of A Services from FMC for the given year was either reasonable or unreasonable. In the event that the Final Determination states that the Limited Partner's consent was unreasonably withheld, the Managing General Partner may provide such A Services on the terms originally proposed by it. The Final Determination shall be final and binding on all parties (but shall have no bearing upon any withholding of consent by the Limited Partner in or with respect to any subsequent year), and there shall be no appeal or reexamination of the Final Determination, except as provided in Sections 10 and 11 of the Federal Arbitration Act, 9 U.S.C. Subsection 1 et seq. Either Partner may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

ARTICLE IV

CONTRIBUTIONS, CAPITAL ACCOUNTS, ALLOCATIONS

Except as otherwise provided in this Article IV, the provisions of this
Article IV relate solely to allocations of income, gain, loss, deduction, and credit for Federal income tax purposes and to the maintenance of capital accounts for purposes of Section 704(b) of the Code and corresponding Treasury Regulations (and do not relate to accounts maintained for GAAP or other purposes).

4.1 Capital Accounts. (a) The Partnership shall maintain a capital account ("Capital Account") for each Partner. The Managing General Partner agrees to contribute capital to the Partnership as provided in
Article II of the Participation Agreement. The Limited Partner agrees to contribute capital to the Partnership as provided in Article II of the Participation Agreement. The Partners agree that, based on their arm's-length negotiations (i) the Fair Market Value of the contribution agreed to be made by the Managing General Partner is $138,600,000 and
(ii) the Fair Market Value of the contribution agreed to be made by the Limited Partner is $92,400,000. The Partners have agreed that the Fair Market Value of the contribution of the Managing General Partner shall be allocated among the FMC Assets, the FMC Liabilities and cash in the manner prescribed on Schedule 4.1 and that the Fair Market Value of the contribution of the Limited Partner shall be allocated among the Harsco Assets, the Harsco Liabilities and cash in the manner prescribed on
Schedule 4.1.

(b) After giving effect to the contributions and distributions described in Section 4.1(a), the Capital Accounts shall be

(i)  increased by:

(A) any amount of cash transferred to the Partnership by such Partner as a capital contribution;

(B) the Fair Market Value (determined in accordance with Section 12.16 below) of any property (other than cash) transferred to the Partnership by the Partner as a capital contribution (net of liabilities secured by such property); and

(C)  the amount of any Profits allocated to such Partner pursuant to
Section 4.3; and

(ii)  decreased by:

(A) the amount of cash distributed to the Partner by the Partnership pursuant to this Agreement;

(B) the Fair Market Value (determined in accordance with Section 12.16 below) of any property (other than cash) distributed to the Partner by the Partnership pursuant to this Agreement (net of liabilities secured by such property); and

(C)  the amount of any Losses allocated to such Partner pursuant to
Section 4.3.

(c) Any indemnification payment made by a Partner or a Parent of the Partner to the Partnership pursuant to Article VI of the Participation Agreement shall be treated as cash transferred to the Partnership by such Partner as a capital contribution.

(d) (i) Subject to the provisions of clause (ii) of this Section 4.1(d), the Managing General Partner may cause the Capital Accounts to be increased or decreased in accordance with Treasury Regulations
Section 1.704-1(b)(2)(iv)(f) based on the Fair Market Value of the Partnership's property (determined in accordance with Section 12.16 below).

(ii) In the case of a Significant Event, the Managing General Partner shall cause the Capital Accounts to be increased or decreased in accordance with Treasury Regulations Section 1.704(b)(2)(iv)(f) based on the Fair Market Value of the Partnership's property (determined in accordance with Section 12.16 below). For purposes of this Section 4.1(d), the term "Significant Event" means the contribution by a new or existing Partner of more than $10 million in the form of money or property to the Partnership in exchange for a Partnership interest or the distribution by the Partnership of more than $10 million in the form of money or property to a Partner in exchange for a Partnership interest.

(iii) Any adjustments to Capital Accounts pursuant to this Section 4.1(d) shall reflect the manner in which any income, gain, loss or deduction inherent in such property would have been allocated to the Partners if such property had been sold at such time in a taxable transaction at Fair Market Value.

(e) A transferee of a Partnership Interest shall succeed to that portion of the Capital Account of the transferor relating to the Partnership Interest transferred to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(1). However, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership properties shall, except for purposes of distributions made pursuant to Article VI, be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of a Partnership Interest) and deemed recontributed by such Partners and transferees in reconstitution of the Partnership.

(f) The amount of any reserve for contract closeouts shall, for purposes of this Section 4.1, be treated as a liability with a Fair Market Value equal to the amount of such reserve.

(g) The amount of any environmental reserves contributed by a Partner shall, for purposes of this Section 4.1, be treated as a liability with a Fair Market Value equal to the amount of such reserve.

(h) The provisions of this Agreement relating to Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv). With respect to the treatment of liabilities under Treasury Regulation
Section 1.704-1(b)(2)(iv), the amount of any liability shall be its Fair Market Value.

(i) Any distribution or transfer required by Section 6.3 hereof shall be treated as cash transferred to the Partner by the Partnership as a distribution.

4.2  Partnership Profits and Losses.

(a) "Profits" shall mean items of Partnership income and gain determined according to Section 4.2(b). "Losses" shall mean items of Partnership loss and deduction determined according to Section 4.2(b).

(b) For purposes of computing the amount, character and source of any item of income, gain, deduction, loss, credit and basis included in Profits or Losses, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for Federal income tax purposes; provided that:

(i) Depreciation, amortization and cost recovery shall be calculated using the Partnership's method for Federal income tax purposes; provided, however, that if an asset has a zero adjusted tax basis, the Partnership shall select a method of depreciation, amortization or cost recovery recommended by the Accountants as a method which will not disproportionately advantage or disadvantage either Partner. Any deductions for depreciation, cost recovery or amortization attributable to property contributed to the Partnership by a Partner shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Fair Market Value (determined in accordance with Section 12.16 below) of such property at such time. If Capital Accounts are restated pursuant to Section 4.1(d), subsequent deductions for depreciation, cost recovery or amortization attributable to property owned by the Partnership at the time of the restatement shall be determined as if the adjusted basis of such property on the date of such restatement were equal to the Fair Market Value of such property at such time.

(ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined as if the adjusted basis of such property as of the date of such disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

(iii) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for Federal income tax purposes pursuant to
Section 50(c) of the Code (or any analogous provisions), the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional item of depreciation or cost recovery deduction in the year such property is placed in service. Any restoration of such basis pursuant to Section 50(a) (or any analogous provisions) of the Code shall be allocated in the same manner as the deemed deduction was allocated.

(iv) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership interest that can neither be deducted nor amortized under Section 709 of the Code shall be treated as an item of deduction and shall be allocated pursuant to Section 4.3.

(v)  Except as otherwise provided in Treasury Regulation Section
1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership.

(vi) Items of income and gain exempt from Federal income tax shall be included as items of income and gain.

(vii) Partnership expenditures that are not deductible for Federal income tax purposes and are not chargeable to capital and any losses on Partnership property sold to a related person that are disallowed for Federal income tax purposes shall be treated as items of loss or deduction.

(viii) If Partnership property is distributed to a Partner, such property shall be treated as if it were first sold for an amount equal to its Fair Market Value (determined in accordance with Section 12.16 below). Any income, gain, loss or deduction resulting from such deemed sale shall be allocated to the Partners pursuant to Section 4.3.

(ix) To the extent that any payment described in Section 4.1(c) relates to a loss, liability, claim, damage or expense for which a Partner or the Partner's Parent makes, has made or is obligated to make an Indemnification Payment to the Partnership under Article VI of the Participation Agreement that does not otherwise result in an item of loss or deduction or capitalized basis or cost to be allocated under
Section 4.3(c)(iii), such payment shall be treated as an item of loss or deduction under Section 4.2(b)(vii) at the time it is made.

(x) Losses shall not include any items of loss or deduction which result from the satisfaction of a liability (including any contributed environmental reserves) that reduced a Partner's Capital Account under
Section 4.1 except to the extent that the amount of such items exceeds such reduction.

(xi) Any Qualifying Remedial Expenditure of the Partnership which has not been charged against any environmental reserves (which reserves were contributed by a Partner to the Partnership as part of its Initial Capital Contribution) shall be treated as an item of loss or deduction in computing Losses in accordance with the preceding provisions of this
Section 4.2(b). Notwithstanding the foregoing, to the extent that a Qualifying Remedial Expenditure results in the capitalization of an asset for Federal Income Tax purposes, then the amount which shall be treated as an item of loss or deduction in computing Losses pursuant to this Section 4.2(b)(xi) shall be equal to the amount of depreciation, amortization or other basis recovery which is allowed or allowable for such Fiscal Year with respect to such asset.

(xii) The amount of Realization of Qualifying Remedial Expenditures (as determined under Section 5.22.4.4(i) of the Participation Agreement) shall be treated as an item of income in computing Profits in accordance with the preceding provisions of this Section 4.2(b).

(xiii) An amount equal to the TRER on each Major Contract shall be treated as an item of income in computing Profits in accordance with the preceding provisions of this Section 4.2(b).

4.3  Allocation of Profits and Losses.

(a) Except as otherwise provided herein, the Profits of the Partnership for each Fiscal Year shall be allocated as follows:

(i) First, to the Limited Partner, an amount equal to the sum of (x) the lesser of the Limited Partner Allocation or the Profits of the Partnership for such Fiscal Year plus (y) the Carryover Amount. In the case of a Fiscal Year (other than Fiscal Year 1994) consisting of less than 365 days, the dollar amount specified in the preceding sentence shall be equal to the product of the Limited Partner Allocation times a fraction, the numerator of which is the number of days in the Fiscal Year and the denominator of which is 365. For purposes of this Section 4.3(a)(i), the term "Carryover Amount" shall be the sum of (x) the amount, if any, by which the aggregate amount of Profits allocated to the Limited Partner for all prior Fiscal Years under this Section 4.3(a)(i) is less than the aggregate amount of Profits that would have been allocated to the Limited Partner had the Profits of the Partnership in each fiscal period been equal to or greater than the Limited Partner Allocation for such fiscal period plus (y) interest on such amount for the period of time beginning on the last day of the earliest prior Fiscal Year for which the Carryover Amount allocated in the present Fiscal Year could not be allocated because of insufficient Profits and ending on the last day of the Fiscal Year for which the Carryover Amount is allocated, such interest to be calculated at rate of twelve month LIBOR prevailing on the first day of such period of time plus 100 basis points; provided, however, that in calculating such product the dollar amount specified in this sentence for any short Fiscal Year shall be equal to the product of the Limited Partner Allocation times a fraction, the numerator of which is the number of days in the Fiscal Year and the denominator of which is 365. Notwithstanding the foregoing provisions of this clause (i) or any other provision of the Operative Documents, the Limited Partner shall not be entitled to any further allocations under this clause (i) or otherwise in respect of the Limited Partner Allocation (except to the extent of any remaining Carryover Amounts) with respect to any period in which FMC or its permitted successor in interest is not entitled, whether due to termination, resignation or replacement as Managing General Partner, breach or any other cause, to receive its Annual Fee under Section 4(b) of the Management Services Agreement. In the event that the Limited Partner is entitled to a distribution of Limited Partner Allocation Late Payment Interest under
Section 6.1 hereof, then the allocation of Profits under this Section 4.3(i) shall be increased by an amount equal to the amount of such Limited Partner Allocation Late Payment Interest.

(ii) Second, to the Limited Partner and the Managing General Partner, an amount equal to the sum of (x) the product of (1) the quotient of (A) such Partner's Share Percentage and (B) 1 minus such Partner's Share Percentage and (2) the other Parent's respective CRB Carrying Costs for such Fiscal Year and (y) the CRBCC Carryover Amount, pro rata based on each Partner's percentage of the aggregate amount allowable to both Partners. For purposes of this Section 4.3(a)(ii), the term "CRBCC Carryover Amount" shall be the amount, if any, by which the aggregate amount of Profits allocated to either Partner for all prior Fiscal Years under this Section 4.3(a)(ii) is less than the aggregate amount of Profits that would have been allocated to such Partner had the Profits of the Partnership in each fiscal period been equal to or greater than the sum of the Limited Partner Allocation and all CRB Carrying Costs allocable hereunder for such fiscal period.

(iii) Third, the balance of the Profits to the Partners in proportion to the Share Percentages in effect for the Fiscal Year, as adjusted from time to time, in which such Profits are recognized.

(b) Except as otherwise provided herein, the Losses of the Partnership for each Fiscal Year shall be allocated to the Partners in proportion to the Share Percentages in effect for the Fiscal Year, as adjusted from time to time, in which such Losses are recognized.

(c)  The following special allocations shall be made:

(i) If, and to the extent that, any Partner is deemed to receive a distribution or recognize income (or is denied a deduction) as a result of any transaction between such Partner and the Partnership pursuant to Sections 1272-1274, Section 7872, Section 83, Section 61, Section 446 or
Section 482 or 483 of the Code, or any other similar rule now or hereafter in effect, any corresponding resulting loss or deduction of the Partnership shall be allocated to the Partner who was charged with such income if, and to the extent, that such allocation is necessary to avoid consequences that were not anticipated by the parties at the time of the transaction.

(ii) Items of loss or deduction attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease in partnership minimum gain (determined pursuant to Treasury Regulation Section 1.704-2(d)) or partner nonrecourse debt minimum gain (as defined in Treasury Regulation
Section 1.704-2(i)(3)) during any calendar year, each Partner shall be allocated items of income and gain for amounts and of such character to the extent required by Treasury Regulation Section 1.704-2(f) and
(i)(4), respectively. This Section 4.3(c)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f) and (i).

Allocations made pursuant to this Section 4.3(c)(ii) shall be made before any other allocation of Partnership items is made pursuant to this Section 4.3(c). To the extent possible without violating the provisions or purposes of Code Section 704 or the Treasury Regulations thereunder, the Partnership's subsequent income, gains, losses, deductions and credits shall be allocated so as to achieve as nearly as possible the results that would have been achieved if this Section 4.3(c)(ii) were not in this Agreement.

(iii) Any item of deduction or loss (including items treated as an item of loss or deduction under Section 4.2(b) (vii) and Section 4.2(b)(ix) and including any basis or cost recovery or other reduction of income) attributable to a loss, liability, claim, damage or expense for which a Partner or a Parent of a Partner makes, has made or is obligated to make an indemnification payment to the Partnership under Article VI of the Participation Agreement shall be allocated to, and reduce the Capital Account of, such Partner to the extent of the indemnification payment or obligation.

(iv)  An amount equal to the Realization described in Section
4.2(b)(xii) shall be allocated to, and increase the Capital Account of, the Partner of the Parent to which such Realization relates.

(v) An amount equal to each Partner's share of the TRER (as determined under Section 5.22.4.4(ii) of the Participation Agreement and treated as an item of income under Section 4.2(b)(xii) hereof) shall be allocated to and increase the Capital Account of the Partner of the Parent to which such amount relates.

(vi) Any Qualifying Remedial Expenditure which has been treated as an item of loss or deduction in computing Losses under Section 4.2(b)(xi) shall be allocated to, and decrease the Capital Account of, the Partner of the Parent to which such Qualifying Remedial Expenditure relates. If an amount of any Qualifying Remedial Expenditure has not been so charged against the aforesaid environmental reserves and at the time of liquidation of the Partnership under Section 9.4 such amount has not been treated as an item of loss or deduction under Section 4.2(b)(xi) but is carried on the Partnership's tax books as an asset, such asset shall be deemed to be distributed in liquidation to and reduce the Capital Account of the Partner of the Parent to which such Qualifying Remedial Expenditure relates and shall be valued at no less than its adjusted tax basis for such purposes.

(vii) In determining the share of Profits and Losses allocated to a Partner whose interest varies during any Fiscal Year, the parties hereby agree to use the pro rata method described in Treasury Regulations
Section 1.706-1(c)(2)(ii), except to the extent a different method is agreed to in accordance with Section 3.1(k) above.

4.4  Allocation of Taxable Income and Loss.

(a) (i) Except as otherwise provided herein, the amount, character and source of all items of taxable income, gain, loss, deduction, credit and basis for each Fiscal Year shall be allocated for tax purposes to the Partners in accordance with the allocation of any such item as provided in Section 4.3.

(ii) Notwithstanding any other provision of this Agreement, any item of taxable income, loss or deduction resulting from any Qualified Remedial Expenditure which reduced any contributed environmental reserve shall be specifically allocated to the Partner who contributed such reserve.

(b) (i) As required by Section 704(c) of the Code, in the case of property contributed to the Partnership by a Partner as a capital contribution, items of income, gain, loss and deduction attributable thereto shall be allocated among the Partners for Federal income tax purposes in a manner that takes into account the variation between the Fair Market Value (determined in accordance with Schedule 4.1) of such property and its adjusted tax basis at the time of contribution.

(ii)  To the extent not otherwise subject to the provisions of clause
(i) of this Section 4.4(b), any item of income attributable to a decrement in any LIFO reserve or to a difference between the amount allocated to inventory pursuant to Schedule 4.1 and the tax basis of such inventory at the time of contribution shall be allocated to the Partner that contributed such inventory to the Partnership.

(iii) If Capital Accounts are adjusted pursuant to Section 4.1(d), items of income, gain, loss and deduction attributable thereto shall be allocated among the Partners for Federal income tax purposes in a manner that takes into account the variation between the Fair Market Value (determined in accordance with Section 12.16 below) of such property and its adjusted tax basis at the time of such adjustment.

(c) Except to the extent attributable to Partner nonrecourse debt, tax credits shall be allocated according to the Partners' Share Percentages for the Fiscal Year in which the credits arise. Tax credits attributable to Partner nonrecourse debt shall be allocated to the Partner who bears the economic risk of loss for such nonrecourse financing. Any recapture of such tax credits shall be allocated pro rata to those Partners who were allocated the original credits based on their relative shares of such original credits.

(d) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Partnership for Federal income tax purposes and allocated in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, such allocations, once made, shall be adjusted, as necessary or appropriate, to take into account those adjustments permitted by Sections 734 and 743 of the Code.

(e) Allocations under this Section 4.4 are for tax purposes only and shall not be taken into account in determining Capital Accounts.

4.5 Additional Capital Contributions. Except as otherwise provided in this Agreement and in Sections 2.3.3 or 5.22.5 or Article VI of the Participation Agreement, neither Partner shall have any obligation to make any additional capital contribution to the Partnership. In the event that the Managing General Partner requests additional capital contributions from the Partners to meet the Partnership's anticipated cash requirements, investment opportunities within the Scope of Activity and other cash requirements (as deemed necessary or advisable by the Managing General Partner), the Partners may, at their option, make cash contributions to the Partnership in proportion to their Share Percentages. If any Partner declines to make such a contribution within 40 Business Days (or 20 Business Days for the Limited Partner if the capital contribution requested is less than $2 million and for the Managing General Partner if the capital contribution requested is less than $5 million) of the Managing General Partner's request, the other Partner may elect to make such declining Partner's additional capital contribution (or any portion thereof). In the event that a Partner declines to make such a contribution, and regardless of whether or to what extent the contributing Partner elects to make additional capital contributions requested from the declining Partner, the contributing Partner may, at its option, treat its entire additional capital contribution as either (i) a senior unsecured loan to the Partnership bearing interest at 100 basis points (1.0%) above the U.S. Treasury rate then applicable to the term of repayment (which shall be determined by the contributing Partner) or (ii) an equity contribution to the Partnership. In the event that such contributing Partner elects to treat such additional capital contribution as an equity contribution to the Partnership, then (i) the Partnership shall promptly determine, at its expense, the Appraised Value of the Partnership in the manner prescribed in Section 7.2(c) below, (ii) the contributing Partner's Share Percentage will be increased such that its Share Percentage after such contribution will equal (a) the sum of (x) the amount of such contribution plus (y) the product of its Share Percentage prior to such contribution and the Appraised Value of the Partnership prior to such contribution divided by (b) the sum of (x) the Appraised Value of the Partnership prior to such contribution plus (y) the amount of such contribution and (iii) each non-contributing Partner's Share Percentage will be reduced (subject to the limitation contained in Section 3.1(h) above) such that (A) its Share Percentage after such contribution will be in the same relative proportion to the total Share Percentages of all non-contributing Partners and (B) the total of all Partners' Share Percentages will equal 100%.

4.6  Loss Limitation and Special Allocation.

(a) No allocation of Losses shall be made to the Limited Partner if such allocation will cause or increase an Adjusted Capital Account Deficit with respect to such Limited Partner taking into account the adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). Any losses not allocated to the Limited Partner under this Section 4.6(a) shall be allocated to the Managing General Partner and to its Reallocated Loss Account. In the event a Limited Partner unexpectedly receives any such adjustments, allocations or distributions described in said Treasury Regulations that cause or increase an Adjusted Capital Account Deficit with respect to the Limited Partner, items of Partnership income and gain shall be specially allocated to such Limited Partner in amounts and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. To the extent such items of Partnership income and gain are specially allocated to the Limited Partner pursuant to the preceding sentence, subject to the provisions of the first sentence of this section 4.6(a), subsequent allocations to the Managing General Partner shall be made so as to put the Managing General Partner and the Limited Partner in the same position they would have been in had such allocation to the Limited Partner not been made. For purposes of this
Section 4.6(a), "Adjusted Capital Account Deficit" means with respect to a Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant Fiscal Year, after crediting to such Capital Account any amount such Limited Partner is deemed to be obligated to restore under the Treasury Regulations and debiting to such Capital Accounts the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(b) Notwithstanding any other provision of this Agreement, to the extent there is outstanding at any time a Reallocated Loss Amount, then an amount of Adjusted Profits of the Partnership shall be allocated to the Managing General Partner in an amount equal to its Reallocated Loss Amount. No allocation of Adjusted Profits shall be made to the Limited Partner until such time as the Reallocated Loss Account (including any Losses allocated to the Managing General Partner pursuant to Section 4.6(a) covering the current Fiscal Year) is reduced to zero. For purposes of this Section 4.6(b), "Adjusted Profits" means with respect to a Fiscal Year the excess of any of the Profits of the Partnership for such Fiscal Year determined according to Section 4.2(b) over the amount allocated to the Limited Partner pursuant to Section 4.3(a)(i) and (ii).

4.7 No Interest. No interest shall be payable to the Partners on the balances in their Capital Accounts or otherwise in respect of the capital of the Partnership.

4.8 No Withdrawal. No Partner shall be entitled to withdraw any part of its capital contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Article VI and
Article IX and in Section 2.3.3 of the Participation Agreement.

4.9 Loans From Partners. Loans by a Partner to the Partnership shall not be considered capital contributions.

4.10 Loans to Partners. The Partnership shall not make loans to Partners or Affiliates of Partners.

4.11 No Deficit Capital Account Make-Up Obligation. Except as may otherwise be required by Delaware law, in no event shall a Partner be obligated to contribute capital at any time, including upon dissolution, to the Partnership for the purpose of eliminating a negative balance in its Capital Account.

ARTICLE V

FISCAL MATTERS.

5.1  Fiscal Years and Fiscal Quarters.  The Fiscal Year of the
Partnership shall end on December 31 of each year and the Fiscal
Quarters shall be the calendar quarters ending March 31, June 30, September 30 and December 31. The Partnership's first Fiscal Year shall end December 31, 1994.

5.2 Location of Books of Account. The books of account for the Partnership shall be kept and maintained at the Principal Office or at such other place as the Managing General Partner shall determine.

5.3 Books and Records. For financial reporting purposes (and not for purposes of maintaining Capital Accounts or determining taxable income or loss), the books of account shall be maintained on an accrual basis in accordance with GAAP, consistently applied except as otherwise permitted by Section 5.9, with reference to all Partnership transactions. The books and records shall include the designation and identification of any property in which the Partnership owns an interest; such records shall also include, but shall not be limited to, the ownership of property (real, personal, and mixed). The Partnership shall keep full and complete books of account, which shall be maintained in a manner that provides sufficient assurance that transactions of the Partnership are recorded so as to comply with all applicable laws and to permit (a) the preparation of the Partnership's financial statements in accordance with GAAP; (b) the Partners to account for their interests in the Partnership in accordance with GAAP; and (c) the Partners to facilitate compliance with the public reporting obligations of their respective Parents. For financial reporting purposes, allocations of items described in Section 4.4(b) shall be consistent with the allocations made for tax purposes. Each Partner shall prepare and provide to the other Partner such audited financial statements relating to pre-Closing periods as reasonably requested by the other Partner in order to facilitate the compliance by such Partner's Parent with the financial statement filing requirements, as applicable, of Regulation S-X, 17 C.F.R. Subsection 210.3-05 et seq.

5.4 Annual Financial Statements. As soon as practicable following the end of each Fiscal Year and the review and approval of the Accountants referred to below (but not later than 16 Business Days after the end of such Fiscal Year), the Partnership shall prepare and deliver to each Partner such financial data as may be reasonably requested by such Partner for use in preparation of annual earnings releases, which data shall have been (or have been derived from) data that has been reviewed and approved by the Accountants as reflecting all necessary year-end audit adjustments. Following the completion and audit of the Partnership's annual audited financial statements in the normal course (but not later than 30 Business Days after the end of such Fiscal Year), or on such other date as may be agreed upon by the parties hereto in the event of any change in any Parent's earnings reporting requirements, the Partnership shall prepare and deliver to each Partner and the members of the Advisory Committee, a balance sheet of the Partnership as of the end of such Fiscal Year and the related statements of operations, changes in Partners' equity and cash flow of the Partnership for such Fiscal Year, together with appropriate notes to such financial statements, and a balance sheet as of the end of such prior Fiscal Years and related statements for such number of additional fiscal years as may be reasonably requested by a Partner in order for such Partner to comply with Regulation S-X, 17 C.F.R. subsection 210.3-09 et seq. These statements shall reflect all of the Partnership's expenses and contingent liabilities as if the Partnership were a stand-alone entity consistent with GAAP. These financial statements shall also comply with the other relevant provisions of Regulation S-X, 17 C.F.R. Subsection 210, and shall be audited and reported on by the Accountants. At the same time, the Partnership shall deliver (at its expense) to each Partner a report indicating a reasonable estimate of such Partner's share of all items of income, gain, loss, deduction and credit of the Partnership for such Fiscal Year and any other financial information related to the Partnership which is reasonably requested by either Partner for Federal, national, state, local or foreign income or franchise tax purposes or for financial reporting purposes.

5.5 Interim Financial Statements and Other Information. As soon as practicable following the end of each month (and in any event, with respect to each month other than the last month of the Partnership's Fiscal Year, not later than the 8th Business Day after the end of each such month during the Partnership's first Fiscal year or the 6th Business Day after the end of each such month during each subsequent Fiscal Year), the Partnership shall prepare and deliver to each Partner such financial data as may be reasonably requested by such Partner for use in preparation of internal monthly financial statements and quarterly earnings releases and whatever regularly prepared reports the Partnership delivers to the Managing General Partner at such time as such reports are delivered to the Managing General Partner. Such financial information and reports shall reflect all adjustments necessary to a fair presentation, all of which adjustments shall be of a normal, recurring nature, except as indicated otherwise.

5.6 Estimated Tax Information. The Partnership shall prepare and deliver to each Partner such information and at such times as reasonably requested by either Partner to aid it in meeting its obligation to make returns of estimated Taxes to Federal, national, state, local and foreign income taxing jurisdictions.

5.7 Tax Return Information. The Partnership shall prepare and deliver to each Partner such information and at such times as reasonably requested by either Partner to aid it in meeting its obligation to make returns of Taxes to Federal, state, local and foreign income taxing jurisdictions. Notwithstanding the foregoing, the Partnership shall prepare and deliver to each Partner its copy of Form K-1 for each taxable year of the Partnership on or before July 15 next following the end of such taxable year.

5.8 Inspection of Facilities and Records; Partnership Assistance. Each Partner shall have the right in a reasonable manner at all reasonable times during usual business hours to inspect the facilities of the Partnership and to examine all books of account, files, records and databases of the Partnership, whether in written form or contained on computer tapes or disks. Such right may be exercised through any agent, employee or representative of such Partner designated by it or by an independent public accountant (subject to any confidentiality assurances that the Partnership may reasonably request). The Partner conducting such examination or inspection shall bear all costs and expenses incurred in connection therewith. The Partnership and the Partners agree (a) to retain all books and records which are relevant to (i) the determination of the Tax liabilities pertinent to the Assets and the Partners relating to any pre-Closing Tax period until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any taxing authority and (ii) the support for the items reflected on each Partner's Final Closing Balance Sheet until the third anniversary of the Closing Date and (b) to give the other parties reasonable written notice prior to destroying or discarding any such books and records and, if any of the other parties so requests, the Partnership or the Partner, as the case may be, shall allow the other party to take possession of such books and records.

Upon the reasonable request by either Partner, the Partnership will promptly assist such Partner and its Parent in the prosecution or defense of any claim, audit or investigation or proceeding by or against any Governmental Authority or any vendee of the Defense Business of such Partner. Such assistance shall be provided by the Partnership employee or employees best qualified to provide the requested assistance expeditiously; provided, however, that (i) such assistance does not unreasonably disrupt the conduct of the Partnership's operations and
(ii) the Partnership shall incur no monetary liability to such Parent or its Partner in connection with the provision of such assistance. Such assistance shall include, without limitation, to the extent reasonably practicable, extracting from the files and records of the Partnership all information relevant to the matter, consultation concerning such matter, testimony, if necessary, in any proceeding relating to such matter and assistance with the preparation of any pleadings or other submissions with respect to such matter. Such requesting Partner shall reimburse the Partnership for its out-of-pocket expenses and, to the extent not allowable under any customer contracts, its administrative costs incurred in connection with such request.

5.9  Principal Accounting Procedures.

The Principal Accounting Procedures to be elected, adopted and followed by the Partnership for purposes of determining the amount and timing of items of Partnership income, gain, loss, deduction and credit for purposes of U.S. federal income taxation and for purposes of financial reporting as of the Closing Date are set forth on Schedule 5.9 annexed hereto. No change in any such Principal Accounting Procedure shall be made without the approval of the Limited Partner, so long as the Limited Partner's Share Percentage is at least 20 percent, unless such change
(i) is required by law, (ii) is required to comply with GAAP or (iii) is not material. Any such approval shall be deemed given by the Limited Partner if such Limited Partner does not notify the Partnership in writing of an objection to such change within 45 days of its receipt of notice of such change. For these purposes, a change is not material only if:

(A) such change would not have resulted in the amount of either the Partnership's net earnings or sales, as applicable, for the prior Fiscal Year differing by more than 3 percent or $1,000,000 (whichever is greater) from the actual amount of the Partnership's net earnings or sales for such Fiscal Year;

(B) such change would not have resulted in the amount of any Partner's Capital Account as of the end of the prior Fiscal Year differing by more than 3 percent or $1,000,000 (whichever is greater) from the actual amount of the Partner's Capital Account as of such time (provided that this paragraph (B) shall be applied as if there were no allocations or distributions to the Limited Partner with respect to its Limited Partner Allocation);

(C) such change would not have resulted in the amount of the Partnership's total assets or total liabilities as of the end of the prior Fiscal Year differing by more than 3 percent or $1,000,000
(whichever is greater) from the actual amount of the Partnership's total assets or total liabilities as of such time;

(D) such change would not have resulted in (1) the percentage of an item of Partnership income, gain, loss, deduction or credit reported as a separate line item on the Partnership's Form K-1 for the prior Fiscal Year and allocated to a Partner differing by more than 3 percent or $1,000,000 (whichever is greater) from the actual amount of the percentage of such item that was allocable to such Partner or (2) the receipt by a Partner of a percentage of the amount of cash that would have been distributable to the Partners by the Partnership in the prior Fiscal Year differing by more than 3 percent from the percentage of cash actually distributed to such Partner (provided that this paragraph (D) shall be applied as if there were no allocations or distributions to the Limited Partner with respect to its Limited Partner Allocation);

(E) such change does not require the consent of the Commissioner of Internal Revenue; and

(F) in the event the Partnership becomes a registrant, such change will not require the filing of a preferability letter (of the type described in Item 601(b)(18) of Regulation S-K) with the SEC.

5.10 1993 Parent Financial Statements. The Partnership shall assist and cooperate, as reasonably requested by each Parent and at no cost to such Parent, in such Parent's preparation of its audited financial statements as of and for the year ended December 31, 1993.

5.11 Retention of Certain Items. Any item of income or gain or any item of deduction or loss attributable to the final determination of (a) all reserves with respect to contracts which have been completed as of the date of Closing and (b) reserves that are not transferred (but that are maintained by the Partners pursuant to the Principal Accounting Procedures) with respect to contracts which have not been completed as of the date of Closing shall not be treated as a Partnership item but shall be retained by the Partner who maintained the reserve. This provision shall not apply to allocations provided by Section 4.4(b).

5.12 Responsibilities of Accountants. The parties agree that the Accountants shall, in accordance with their usual and customary practices (including practices as to materiality judgments, negative assurances and reliance on officer certification), provide accounting and related services to the Partnership which include the following on an annual basis (except as provided in (d) below):

(a) reviewing the Partnership's U.S. Federal and foreign income tax return and schedules, confirming that all elections have been properly made in accordance with this Agreement and the Participation Agreement and signing such returns as paid preparer;

(b) verifying that each Partner's Capital Account has been properly maintained and that the Partners' Capital Account balances as of the close of the Fiscal Year are correctly stated in accordance with this Agreement and the Participation Agreement;

(c)  verifying that tax allocations have been made in accordance with
Section 4.4 of the Partnership Agreement;

(d) confirming (on the basis of a limited review) that the quarterly "split" of income or loss for book purposes in accordance with GAAP and for U.S. Federal income tax purposes, including the amount, character and source of all items of income, gain, loss, deduction, credit and basis, are allocated between the Partners in compliance with this Agreement and the Participation Agreement;

(e) confirming that the accounting policies and methods of accounting used for book purposes in accordance with GAAP and for U.S. Federal income tax purposes are in compliance with this Agreement and the Participation Agreement; and

(f) verifying that distributions of cash or property to the Partners have been made in compliance with this Agreement and the Participation Agreement.

5.13  State Income Taxes.

(a) The Partnership shall pay the State and local Income Taxes, if any, attributable to the taxable income of the Partnership whether such Income Taxes are imposed on the Partnership or on a Partner or the Partners under applicable tax law. Notwithstanding the foregoing, the Partnership shall undertake to obtain an Advance Agreement from the DOD regarding the recoverability of State Income Taxes paid by the Partners. In the event that the Partnership obtains such an Advance Agreement, then the Partnership shall no longer be obligated to pay on behalf of the Partners any State Income Taxes.

(b) The Partners shall be required to provide such information as the Partnership shall reasonably require in order to comply with the requirements of the Defense Contract Audit Agency regarding the recoverability of State Income Taxes paid by the Partnership on behalf of the Partners. Each of the Partners shall provide the Partnership with reasonable access to such books and records of such Partner as are required to meet the requirements of the Defense Contract Audit Agency.

(c) Notwithstanding any other provision of this Agreement, the Partnership shall not be required to make a payment of State Income Taxes on behalf of a Partner if the making of such payment by the Partnership would result in the Partnership's being treated as making a tax distribution (under Section 6.3(c) hereof) on behalf of such Partner in an amount greater than the product of (i) such Partner's positive taxable income (as determined in accordance with Section 6.3(a) hereof) multiplied by (ii) the maximum Federal marginal income tax rate under
Section 11 of the Code in effect for such Fiscal Year, plus five percentage points.

ARTICLE VI

DISTRIBUTIONS.

A distribution to a Partner or Partners under this Article VI shall be made in the same order of priority as the order in which it is set forth below. Thus, a distribution identified in a Section with a lower number shall be made in full before any portion of a distribution identified in a Section with a higher number is made.

6.1 Distribution of Limited Partner Allocation. Subject to applicable law, the Partnership shall distribute to the Limited Partner, on or before the 15th day of the third month after the end of the Fiscal Year, an amount of cash equal to the Profits of the Partnership allocable to the Limited Partner under Section 4.3(a)(i) for such Fiscal Year in respect of its Limited Partner Allocation. The Partnership shall make quarterly estimated distributions of such amount during the Partnership's Fiscal Year (taking into account any prior distributions under this Section for such Fiscal Year). Distributions with respect to the Limited Partner Allocation, including quarterly estimated distributions with respect thereto, shall bear interest at the rate of one year LIBOR prevailing on the date the distribution is payable plus 100 basis points for the period between the date the distribution is payable and the date of the payment of the distribution ("Limited Partner Allocation Late Payment Interest"). The Limited Partner shall promptly return to the Partnership, on or before the 15th day of the third month after the end of the Fiscal Year, any amount distributed hereunder on an estimated basis to the extent that the total of such amounts exceeds the amount of Profits allocable to the Limited Partner under Section 4.3(a)(i).

6.2 Environmental Carrying Cost Distributions. Subject to applicable law, the Partnership shall distribute to the Limited Partner or the Managing General Partner, as the case may be, on or before the last Business Day of the third month after the end of each Fiscal Year, an amount of cash equal to the Profits of the Partnership allocable to such Partner under Section 4.3(a)(ii) for such Fiscal Year.

6.3  Tax Distributions.

(a) Subject to applicable law, the Partnership shall make a tax distribution to each Partner on or before the date on which Federal income tax payments are due with respect to the Fiscal Year. A Partner's tax distribution for any particular Fiscal Year shall be equal to the product of (i) the Partner's positive taxable income from the Partnership for the Fiscal Year (excluding the items allocated by Sections 4.3(a)(i), 4.3(a)(ii), 4.3(c)(iv), 4.3(c)(v), 4.3(c)(vi),
4.4(a)(ii), 4.4(b) and 4.6) and (ii) the maximum Federal marginal income tax rate applicable to a corporation under Section 11 of the Code in effect for the Fiscal Year, plus five percentage points.

(b) The Partnership shall make estimated distributions under the principles of (a) above during the Fiscal Year on or before the dates on which Federal estimated income tax payments must be made by the Partners. Such estimated tax distributions shall reduce a Partner's required tax distribution under (a) above and shall be returned to the Partnership on or before the date on which Federal income tax payments are due with respect to the Fiscal Year to the extent in excess of a Partner's required tax distribution under (a) above.

(c) To the extent that the Partnership makes payments on behalf of a Partner pursuant to Section 5.13 hereof, such payments shall for purposes of this Section 6.3 be treated as a tax distribution and therefore reduce such Partner's required tax distribution under Section 6.3(a) hereof.

6.4 Special Distributions. Subject to applicable law, the Partnership shall, within 30 Business Days after the close of a Fiscal Quarter, distribute in cash to each Partner the lesser of (i) the amount that such Partner's Cumulative Remedial Balance would otherwise be reduced below zero at the end of such Fiscal Quarter or (ii) the amount by which the cumulative amount of all special contributions made by the Partner (or its Parent) pursuant to Section 5.22.5 of the Participation Agreement exceeds the amount of all distributions previously made to such Partner pursuant to this Section 6.4.

6.5  Additional Cash Distributions.  Subject to applicable law and to
(a) and (b) below, at least annually the Partnership shall distribute to the Partners in proportion to their respective allocations of Profits under Section 4.3(a)(iii) all cash not reasonably required for (i) payment of any distribution required by Sections 6.1, 6.2, 6.3 and 6.4 and (ii) the operation of its business, including planned capital projects and other cash requirements. All such distributions shall be made by the fifteenth Business Day following the end of the Fiscal Year.

(a) For each of the periods ending on the last day of the fourth full calendar quarter and the eighth full calendar quarter commencing on or after the Closing Date, the Partnership shall distribute at least annually to the Partners in proportion to their respective allocations of Profits under Section 4.3(a)(iii) an amount of cash (determined as of the end of each of such periods) which, when added to the amount of all tax distributions under Section 6.3 made or anticipated to be made in respect of such period, is equal to not less than 70% and not more than 120% of the Partnership's Modified Taxable Income for that period. "Modified Taxable Income" shall mean the Partnership's cumulative taxable income (excluding the items allocated by Sections 4.3(a)(i), 4.3(a)(ii), 4.3(c)(iv), 4.3(c)(v), 4.3(c)(vi), 4.4(a)(ii), 4.4(b) and
4.6) for such period, as estimated by the Partnership. During such period, the Managing General Partner shall review at least quarterly the Partnership's cash resources and anticipated requirements and may (but shall not be obligated to) make distributions under this Section more frequently than annually. The following example is intended to be illustrative only:

If the Modified Taxable Income for a given Fiscal Year is $100 and the aggregate amount of special distributions made pursuant to Section 6.4 is $20, then the amounts to be distributed for such annual period to the Partners under this Section 6.5(a) are:

at least 70%, and not more than 120%, of ($100)-($20) = $80 in the aggregate

or

at least $22.40 and not more than $38.40 to Harsco L.P. and at least $33.60 and not more than $57.60 to FMC.

(b) The Managing General Partner may withhold from distributions pursuant to this Section 6.5 that amount of cash deemed by the Managing General Partner to be necessary or advisable to meet the Partnership's existing cash requirements and investment opportunities; provided, however, that the Managing General Partner shall not withhold from distribution cash to fund investment opportunities or capital investments (other than Permitted Capital Investments) unless (i) in the case of cash withheld prior to 24 months after the Closing Date, 120% of the Partnership's Modified Taxable Income shall have been distributed to the Partners pursuant to this Section 6.5; (ii) the amount of cash withheld in respect of any Fiscal Year in excess of $20 million does not exceed an additional $20 million (measured on December 31 in each of the first two Fiscal Years and on the last Business Day of each Fiscal Quarter in each subsequent Fiscal Year); and (iii) that any withholding of cash for such purposes shall only be in such amounts as are necessary for specifically identified investment opportunities anticipated within the following twelve months and reported to the Advisory Committee. For purposes of this Section 6.5(b), investment opportunities and capital investments refer to the type of out-of-pocket expenditures by the Partnership that would be reflected in the consolidated statement of cash flows as cash required by investing activities in the Partnership's regularly prepared financial statements, excluding changes in the investment account reflecting earnings or losses during the period for affiliated companies for that period. The provisions of this Section 6.5(b) are limited to the withholding from distribution of cash balances of the Partnership and shall not be construed to restrict, or require any consent or approval of the Limited Partner not otherwise required by
Section 3.1 of this Agreement for, any capital expenditure or investment of the Partnership or any financing thereof from a source other than cash balances of the Partnership, whether by capital calls, third-party borrowings or otherwise.

ARTICLE VII

TRANSFER OF INTERESTS.

7.1  Private Sale.

(a) At any time more than 25 months after the Closing Date, either Partner may sell or otherwise dispose of its ownership interest in the Partnership, or any portion thereof which represents a Share Percentage of at least 10%, to a single, unaffiliated third party; provided, that
(i) any such sale or disposition by the Limited Partner shall include a ratable share of the Limited Partner Allocation and the allocation to the Limited Partner of the other Parent's respective CRB Carrying Costs and shall be subject to the Managing General Partner's right of first refusal, as described in Section 7.1(b) below, to purchase such interest at a price the same as that at which the Limited Partner proposes to make such sale or disposition to a third party and (ii) prior to the time that 30% of the equity of the Partnership (including the common equity of any corporate successor thereto) is publicly held, any such sale or disposition by the Managing General Partner shall be subject to the Limited Partner's right to include in such sale or disposition a percentage of its ownership interest in the Partnership equal to that percentage of the Managing General Partner's ownership interest in the Partnership which the Managing General Partner wishes to sell or dispose of (provided that the Limited Partner shall make such reasonable representations, warranties and covenants, and provide such indemnifications with respect thereto, to a single, non-affiliated third party purchaser and otherwise abide by such terms as the Managing General Partner makes or is subject to in such a sale or disposition, and provided, further, that if the Limited Partner is not entitled to or does not elect to include in such sale the Limited Partner's entire ownership interest in the Partnership, the Limited Partner shall not be required to sell all or any part of its Limited Partner Allocation and the Managing General Partner shall not be obligated to require the purchaser to purchase all or any part of such Limited Partner Allocation). The parties acknowledge that in the event FMC sells its entire ownership interest in the Partnership, FMC shall no longer be entitled to receive any portion of the Annual Fee under the Management Services Agreement. In the event that either Partner sells or otherwise disposes of its ownership interest in the Partnership in one or more related transactions in which such Partner and/or its Affiliates also sells assets other than such Partnership interest to the same purchaser or agrees to provide services, the portion of such consideration to be received by such selling Partner and/or its Affiliates allocable to such Partnership interest only shall be as mutually agreed by both Partners (or, if no agreement is reached, shall be deemed to be the Appraised Value as set forth in Section 7.2(c) below, subject to a right to cancel in the manner provided in Section 7.2(d)). Except as otherwise expressly provided above or in the Participation Agreement or Registration Rights Agreement, neither Partner may, directly or indirectly, transfer or subject to any Lien all or any part of its ownership interest in the Partnership. This Section 7.1(a) shall not apply to any sale of either Partner's ownership interest or any part thereof to an underwriter in contemplation of a public offering pursuant to the Registration Rights Agreement.

(b) Prior to making any sale or disposition subject to Section 7.1(a)(i), the Limited Partner will give written notice (the "Sale Notice") to the Managing General Partner. The Sale Notice will disclose in reasonable detail the identity of the prospective purchaser, the amount of its ownership interest to be sold and the terms and conditions of the proposed sale or disposition. The Managing General Partner may elect to purchase the amount of the Limited Partner's ownership interest proposed to be sold upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Limited Partner prior to the thirtieth day following the date the Sale Notice is given to the Managing General Partner (the "Authorization Date"); provided, however, that if the terms and conditions set forth in the Sale Notice provide for other than all cash payment, the Managing General Partner may exercise its election by paying in cash the Fair Market Value of the non-cash consideration; provided, further, that the Managing General Partner can pay in a security having equivalent terms (including covenants, representations and warranties, rating (if any) by a nationally recognized rating agency and equivalent value) if part of the consideration set forth in the Sale Notice was such a security. If the Managing General Partner elects not to purchase the ownership interest specified in the Sale Notice, the Limited Partner may sell the ownership interest specified in the Sale Notice at a price and on terms no more favorable to the purchaser thereof than specified in the Sale Notice upon the earlier to occur of (i) the date on which the Managing General Partner notifies the Limited Partner of its election not to purchase such ownership interest and (ii) the Authorization Date. If the sale of the Limited Partner's ownership interest as contemplated in such Sale Notice is not thereafter consummated within 180 days of the Authorization Date, then the Limited Partner's ownership interest shall again be subject to the provisions of this Section 7.1(b) in connection with any subsequent proposed sale.

(c) Prior to making any sale or disposition subject to Section 7.1(a)(ii), the Managing General Partner will give a Sale Notice to the Limited Partner. The Managing General Partner Sale Notice will disclose in reasonable detail the identity of the prospective purchaser, the amount of its ownership interest to be sold and the terms and conditions of the proposed sale or disposition. The Limited Partner may elect to sell the amount of the Limited Partner's ownership interest permitted to be sold pursuant to Section 7.1(a)(ii) upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Managing General Partner prior to the thirtieth day following the date the Sale Notice is given to the Limited Partner (the "Authorization Date"). If the Limited Partner so delivers such notice of election and the sale of the Managing General Partner's ownership interest as contemplated in such Sale Notice is not thereafter consummated within 180 days of the Authorization Date, then the Managing General Partner's ownership interest shall, subject to the terms of
Section 7.1(a)(ii), again be subject to the provisions of this Section 7.1(c) in connection with any subsequent proposed sale.

(d) The Managing General Partner shall be entitled to assign its right of first refusal pursuant to Section 7.1(a)(i) above to the Partnership or to an Affiliate of the Managing General Partner, and such assignee shall be entitled to all of the rights and subject to all of the obligations set forth in this Article VII with respect to such right of first refusal; provided, however, that the Parent of the Managing General Partner shall be jointly and severally liable for the payment of the purchase price.

(e) The Managing General Partner shall take all actions necessary to cause any Person who acquires an ownership interest from the Limited Partner to be admitted promptly as a limited partner of the Partnership.

7.2  Put and Call Options.

(a) Call Option. At any time more than 25 months after the Closing Date, the Managing General Partner shall have the option to purchase, or cause the Partnership to purchase, for cash, upon 60 days' prior written notice to the Limited Partner (which may be delivered at any time on or after the sixtieth day preceding the 25-month anniversary of the Closing
Date), the Limited Partner's entire ownership interest in the Partnership for a price equal to the sum of (x) the product of 110% of the Appraised Value of the Partnership, determined in accordance with
Section 7.2(c) below, multiplied by the Limited Partner's Share Percentage plus (y) the Capitalized Limited Partner Allocation; provided, however, that (i) the Managing General Partner may exercise such call option at any time following a Change in Control of Harsco or the Limited Partner, irrespective of the 25-month period referred to above, and (ii) in the event of such a Change in Control of Harsco or the Limited Partner, the price shall be the sum of (x) 100% of the Appraised Value of the Partnership multiplied by the Limited Partner's Share Percentage plus (y) the Capitalized Limited Partner Allocation; and provided, further, that if the Limited Partner has delivered a Sale Notice in respect of 100% of its ownership interest in the Partnership to the Managing General Partner under Section 7.1(b) prior to notification by the Managing General Partner with respect to this
Section 7.2(a), then the Managing General Partner may only exercise such call option at the higher of the amount to be paid under this Section 7.2(a) or the amount to be paid under Section 7.1(b).

(b) Limited Partner Put Option. At any time more than 25 months after the Closing Date, the Limited Partner shall have the option to require the Partnership to purchase, upon 60 days' prior written notice to the Partnership (which may be delivered at any time on or after the sixtieth day preceding the 25-month anniversary of the Closing Date), the Limited Partner's entire ownership interest in the Partnership for a price equal to the sum of (x) the product of 95% of the Appraised Value of the Partnership, determined in accordance with Section 7.2(c) below, multiplied by the Limited Partner's Share Percentage plus (y) the Capitalized Limited Partner Allocation; provided, however, that (i) the put option may be exercised at any time following a Change in Control of the Managing General Partner, irrespective of the 25-month period referred to above and (ii) in the event of such a Change in Control of the Managing General Partner, the price shall be equal to the sum of (x) 100% of the Appraised Value of the Partnership multiplied by the Limited Partner's Share Percentage and (y) the Capitalized Limited Partner Allocation; provided, further, that if the Managing General Partner has delivered a Sale Notice in respect of 100% of its ownership interest in the Partnership to the Limited Partner under Section 7.1(c) prior to notification by the Limited Partner with respect to this Section 7.2(b), then the Limited Partner may only exercise such put option at the lower of the amount to be paid under this Section 7.2(b) or the amount to be paid under Section 7.1(c). The full purchase price payable by the Partnership will be paid by means of a senior unsecured note without any right of set-off by the Partnership. Such note shall be in substantially the form and contain substantially the terms of the form of note annexed hereto as Exhibit D.

(c) Appraised Value. In order to determine the Appraised Value of any Partner's ownership interest in the Partnership, each Partner shall, within 15 days, select a nationally recognized investment bank which is regularly engaged in the financial valuation of businesses and their securities, and those two investment banking firms shall, within 15 days after the engagement of the last to be engaged of such investment banks, in turn select a third nationally recognized investment bank which is regularly engaged in the financial valuation of businesses and their securities. Each of the three investment banks shall independently estimate the fully distributed public equity trading value of the Partnership, employing customary investment banking valuation methodologies, including as appropriate (i) analysis of average public trading values of comparable companies over the preceding six months adjusted for all relevant differences between the Partnership and the respective comparable companies, (ii) comparable block sale transactions or comparable acquisition transactions without giving recognition to any control premium or illiquidity discount and (iii) a discounted cash flow analysis of the Partnership. Under each methodology, the investment bank will assume (i) the income from the Partnership will be taxed at corporate income tax rates, (ii) a reasonable capital structure for comparable businesses, with debt at current market rates as of the date of the valuation, (iii) the public has access to and knowledge of the Partnership's long range plan, forecast, future prospects and all other information provided to the investment banks for the purpose of this valuation and (iv) that each Partner's Cumulative Remedial Balance has been funded in accordance with Annex B to the Participation Agreement. Each of the methodologies will take into account the value of any non-operating assets and liabilities of the Partnership, provisions of this Partnership Agreement and other Operative Documents requiring special allocations or distributions (including, in the case of the Limited Partner Allocation, treatment of the Limited Partner Allocation as a recurring operating expense), the future prospects of the Partnership and the comparable companies used in the valuation and indemnities to the Partnership. The investment banks will conduct a due diligence review with each Parent as well as with the Partnership and will consider each party's input concerning the Partnership's long-range plan, forecast and future prospects. Each of the three investment banks shall report its determination to the Partners within thirty days of its engagement. The three estimates shall be averaged, and the estimate that deviates furthest from the average shall be ignored. The average of the remaining two estimates shall be the "Appraised Value" of the Partnership.

(d) Option to Cancel. At any time within 10 days after the determination of the Appraised Value, a Partner exercising its put or call option, as the case may be, may cancel the exercise of such option, in which case such canceling Partner shall pay, or reimburse the Partnership for, the cost of determining the Appraised Value (including the fees of all valuation firms). In the event that the put or call option is not canceled, each Partner shall pay the fees of the valuation firm selected by it, and the Partnership shall pay the fees of the third firm and all other expenses of the appraisal determination process.

(e) The Managing General Partner shall be entitled to assign its call option pursuant to (a) above to the Partnership or to an Affiliate of the Managing General Partner, and the Limited Partner shall be entitled to assign its put option pursuant to (b) above to an Affiliate of the Limited Partner (in connection with the Limited Partner's assignment of its Partnership interest to its Affiliate) and such assignee shall be entitled to all of the rights and subject to all of the obligations set forth in this Article VII with respect to such call or put option.

(f) The put option provided in (b) above shall not be exercisable (i) after the occurrence of any event that triggers the dissolution of the Partnership under Article IX or (ii) while the Partnership is in the process of winding-up under Section 9.3 or distributing its assets under
Article IX.

(g) In the event that the Partnership purchases the Limited Partner's ownership interest pursuant to Section 7.2(a) or Section 7.2(b), the Limited Partner shall make such customary representations and warranties to the Partnership as to title to the ownership interest purchased and freedom of such ownership interest from liens or claims of third parties as the purchaser shall reasonably request.

7.3  Additional Matters.

(a) Accruals and Carryovers of the CRB and the Limited Partner Allocation. In the event of (i) the exercise by the Limited Partner of the put option, (ii) the exercise by the Managing General Partner of the call option, (iii) the incorporation of the Partnership pursuant to the Registration Rights Agreement, (iv) the sale by the Limited Partner of its entire interest in the Partnership as a result of and in conjunction with the sale by the Managing General Partner of its entire interest in the Partnership pursuant to Section 7.1(a) above, (v) the sale by the Limited Partner of its entire interest in the Partnership in a private sale pursuant to Section 7.1(a) above or (vi) the acquisition by the Managing General Partner of the entire interest of the Limited Partner in the Partnership as a result of the exercise by the Managing General Partner of its right of first refusal pursuant to Section 7.1(a) above, the Partnership will pay, in cash, on the date of the transfer of the Limited Partner's ownership interest in the Partnership or the date of incorporation of the Partnership, as the case may be, (A) to the Limited Partner amounts equal to the aggregate amount on such date of (1) any accrual of the Limited Partner Allocation, (2) any Carryover Amount of the Limited Partner Allocation, (3) any accrual of the CRB Carrying Costs payable to the Limited Partner and (4) any CRBCC Carryover Amount payable to the Limited Partner and (B) to the Managing General Partner amounts equal to the aggregate amount on such date of (1) any accrual of the CRB Carrying Costs payable to the Managing General Partner and (2) any CRBCC Carryover Amount payable to the Managing General Partner. All such payments shall be made on the applicable payment date irrespective of the Partnership's cash position or any limitations on the Partnership's obligations to make distributions to a Partner or Partners. To the extent that any amounts referred to in clause (A) or
(B) above are not determinable on the applicable payment date, they shall be payable to the applicable Partner as soon as such amounts can be determined (but no later than 30 Business Days after the applicable payment date) with interest at the rate of one year LIBOR at the applicable payment date plus 100 basis points from the applicable payment date through the date such payment is made.

(b) Tax and Additional Cash Distributions. Following any of the events described in Section 7.3(a)(i) through (vi) above, the Partnership shall continue to be obligated to make all tax distributions and additional cash distributions to the Limited Partner to which it is entitled under
(i) Section 6.3 determined in accordance with Section 4.3(c)(vii) hereof, if applicable, and (ii) with respect to the first eight full Fiscal Quarters commencing on or after the Closing Date, Section 6.5 hereof through the date of the transfer of the Limited Partner's ownership interest in the Partnership or the date of incorporation of the Partnership, as the case may be.

(c) Annex B. Following the occurrence of any of the events described in Section 7.3(a)(i) through (vi) above, but subject to Section 7.3(b) above, the provisions of Annex B to the Participation Agreement shall control, notwithstanding any provisions in Article IV or VI hereof to the contrary.

ARTICLE VIII

INDEMNIFICATION.

8.1  Indemnification of Partners.

(a) The Partnership shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership) by reason of the fact that such Person is or was the Managing General Partner or the Limited Partner of the Partnership (but only if, in the case of the Managing General Partner, any resulting liability was not caused by conduct that would give rise to liability under Section 3.4(b) as determined initially by the Managing General Partner on behalf of the Partnership or thereafter in a judicial proceeding culminating in a final, non-appealable order (unless otherwise resolved by the parties)), is or was a director or officer of the Managing General Partner or the Limited Partner or an officer of the Partnership or a member of the Advisory Committee or is or was serving at the request of the Partnership as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (in each case if acting within the scope of such Person's authority), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person (other than the Managing General Partner, whose conduct shall be subject to indemnification hereunder only to the extent that such conduct would not give rise to liability under Section 3.4(b) as determined by agreement between the Partners or in a judicial proceeding culminating in a final, non-appealable order) acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person's conduct was unlawful. Except as provided in Article VI of the Participation Agreement, the foregoing indemnity shall include, but not be limited to, any Losses for or on account of or arising from or in connection with or otherwise with respect to (i) any Liability assumed by the Partnership under any of the Operative Documents and (ii) the conduct of the business of the Partnership after the Closing and any liability of the Partnership incurred in connection therewith.

(b) The Partnership shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that such Person is or was the Managing General Partner or the Limited Partner of the Partnership, is or was a director or officer of the Managing General Partner or the Limited Partner or an officer of the Partnership or a member of the Advisory Committee, or is or was serving at the request of the Partnership as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person (other than the Managing General Partner, whose conduct shall be subject to indemnification hereunder only to the extent that such conduct would not give rise to liability under Section 3.4(b) as determined initially by the Managing General Partner on behalf of the Partnership or thereafter in a judicial proceeding culminating in a final, non-appealable order (unless otherwise resolved by the parties)) acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Partnership unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) The Partnership shall pay the expenses (including attorneys' fees) incurred by any Person described in Section 8.1(a) or 8.1(b) in advance of the final disposition of the action, suit or proceeding to which such Person is a party upon receipt of an undertaking by or on behalf of such Person to repay such amount (plus interest equal to one year LIBOR plus 100 basis points) if it shall ultimately be determined that such Person is not entitled to be indemnified by the Partnership.

8.2 Indemnification by Partners. Each Partner shall indemnify and hold the other Partner, each officer of the Partnership and the Partnership and each member of the Advisory Committee harmless, from and against any loss, cost, liability and expense arising out of or in any way connected with any action, commitment, contract, covenant or undertaking of such Partner for and on behalf of the Partnership which was not within the scope of its authority hereunder or which required the approval of the Limited Partner but for which no such approval was obtained. Each Partner further agrees that it will indemnify the Partnership and the other Partner against any and all damages to which the Partnership or the other Partner may be or become subject arising or resulting from the breach by such Partner of Sections 3.1 or 3.3 herein. Any obligations pursuant to this Section 8.2 shall survive (i) any termination, dissolution, winding up or liquidation of the Partnership and (ii) any direct or indirect transfer or disposition by a Partner (including such indemnifying Partner) of its Partnership interest.

8.3 Insurance. The Partnership may, to the full extent permitted by law, purchase and maintain insurance against any liability that may be asserted against any Person entitled to indemnity hereunder.

8.4  Contract Right.  The indemnification provisions set forth in this
Article VIII, including Section 8.1(c), shall be a contract right. The rights set forth in this Article VIII and the indemnification provisions of the Participation Agreement shall not be construed cumulatively.

ARTICLE IX

DISSOLUTION; WITHDRAWAL.

9.1 Causes of Dissolution. The Partnership shall be dissolved upon any of the following conditions:

(a) Mutual Consent. The mutual agreement of the Partners that the Partnership should be dissolved in accordance with Section 9.2 below; or

(b) Governmental Action. The issuance by any court of competent jurisdiction or Governmental Authority of a final decree or order, which cannot be appealed and which (i) directs the Partnership to dissolve;
(ii) requires any Partner or any Affiliate of a Partner to withdraw from the Partnership or otherwise divest itself of its interest in the Partnership; or (iii) declares that the Partnership has been dissolved.

9.2 Dissolution by Agreement. If the Partners decide to dissolve and liquidate the Partnership, the Partners shall proceed as promptly as practicable to wind up the affairs of the Partnership and distribute the assets thereof in accordance with Section 9.4(b) and applicable law, but the business and assets of the Partnership shall be liquidated in an orderly and businesslike manner, and a final accounting shall be made by the Partnership. The Accountants shall review the final accounting and shall render their opinion with respect thereto.

9.3 Winding Up. Dissolution of the Partnership shall be effective on the day on which the event giving rise to the dissolution occurs, but the Partnership shall not terminate until the assets of the Partnership shall have been distributed as provided herein. The business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement until the Partnership is terminated as aforesaid. Upon dissolution, the Managing General Partner shall satisfy the liabilities and liquidate the assets of the Partnership and apply and distribute the net proceeds thereof as provided in Section 9.4 below.

9.4  Distribution Upon Liquidation.

(a) Procedure. The Partnership shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution and shall furnish a copy of such statement to each Partner. The assets which the Managing General Partner determines should be liquidated shall be divested in a commercially reasonable manner to avoid undue loss. The affairs of the Partnership shall then be wound up and the proceeds of the Partnership distributed as follows: the Managing General Partner shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserves may be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Managing General Partner may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in subsection
(b) of this Section 9.4.

(b) Distributions. After providing for such liabilities and such reserves, the Managing General Partner, subject to the applicable provisions of Sections 3.1 and 4.3(c)(vi) hereof, shall cause the remaining net assets of the Partnership to be distributed to the Partners, pro rata in proportion to their respective positive Capital Account balances as determined after giving effect to all allocations under this Agreement. For purposes of effecting such distributions the Partnership assets shall be valued at their then Fair Market Value as determined by the Managing General Partner.

9.5 Withdrawal Prohibited. Except pursuant to a written agreement between the Partners or pursuant to the other Operative Documents or except as set forth in Article VII above, neither Partner may withdraw from the Partnership without the consent of the other Partner or effect or cause a termination or dissolution of the Partnership.

ARTICLE X

CERTAIN TAX MATTERS.

10.1  Taxation as a Partnership.

(a) The Partners intend that the Partnership be treated as a limited partnership for Federal, state, local and foreign tax purposes and (i) shall take all reasonable action, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive treatment as a partnership for Federal tax purposes and (ii) shall take no position for any purpose that is inconsistent with the position that the Partnership is taxed as a Partnership for Federal income tax purposes.

(b) No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of Subchapter K, Chapter 1 of Subtitle A of the Code or any similar provisions of state tax laws.

(c) Each Partner shall either (i) report its taxable income, gain or loss in a manner consistent with Schedule K-1 (or any successor schedule or form) as issued by the Partnership or (ii) disclose such inconsistency on its Federal income Tax returns and notify the other Partner of the inconsistency.

10.2 Election to Adjust Tax Basis. The Managing General Partner may, but shall not be required to, cause the Partnership to make an election or to revoke any such election previously made under section 754 of the Code to adjust the basis of Partnership property under sections 734 and 743 of the Code; provided that, if the Limited Partner, while its Share Percentage is at least 20% (measured immediately prior to the transfer described herein), transfers all or substantially all of its interest to a Person admitted as a partner pursuant to Article VII, the Managing General Partner shall make such election at the written request of the Limited Partner.

10.3 Partners' Share of Excess Nonrecourse Liabilities. For purposes of Section 752 of the Code, the Partners shall share excess nonrecourse liabilities under Treasury Regulation Section 1.752-3(a)(3) in proportion to their Share Percentages.

10.4 Organizational Expenses. The Partnership shall elect to amortize any organizational expenses pursuant to Section 709(b) of the Code.

10.5  Withholding and Certain Other Taxes.

(a) Notwithstanding any other provision of this Agreement, if the Partnership is or may be obligated to pay any amount to a governmental taxing authority (or otherwise make a payment) because of the status of a Partner or otherwise attributable to such Partner (including, without limitation, Federal withholding taxes, state personal property or personal property replacement taxes and state unincorporated business taxes), the Managing General Partner is authorized to take any action that it reasonably determines to be necessary or appropriate to cause the Partnership to comply with any such requirements, including, in the event that the Limited Partner fails to make any such payment attributable to it, to cause the Partnership to make such payment and treat such payment as a distribution to the Limited Partner in an amount equal to such payment.

(b) Any obligations pursuant to this Section 10.5 shall survive (i) any termination, dissolution, winding up or liquidation of the Partnership and (ii) any transfer or disposition by a Partner of its Partnership interest.

10.6 Books, Records and Cooperation. Each Partner shall preserve and keep, free of charge, all books, papers, and records (including, but not limited to, tax records) ("Records") which relate to the Assets and Liabilities contributed by such Partner to the Partnership. Each Partner shall provide access to the Partnership and the other Partner to such Records as reasonably requested by the Partnership or the other Partner and cooperate with and provide information to the Partnership and the other Partner as reasonably requested by the Partnership or the other Partner. If either Partner disposes of its interest in the Partnership, such Partner shall retain and not destroy, and share with the Partnership upon its request, all Records which relate (i) primarily to the Assets and Liabilities previously contributed by such Partner to the Partnership and (ii) to any fiscal years for which federal income tax returns have not been closed. These obligations shall remain in full force and effect irrespective of whether either Partner disposes of its interest in the Partnership.

10.7 Tax Elections. Except as otherwise provided in this Agreement, all other elections by the Partnership for federal, state and local income and franchise tax purposes shall be determined by the Managing General Partner except where law provides that the election shall be made by the Partners. Unless the Managing General Partner shall determine, in its best judgment, that another election shall be in the best interest of the Partnership and the Partners, the Managing General Partner shall make those elections which best defer recognition of taxable income, accelerate claiming of deductions and maximize tax credits. The federal and state income tax returns shall be filed only after the Partners have had at least fifteen Business Days to review such returns. The Partners will communicate their comments on such returns directly to the Managing General Partner.

10.8 Tax Matters Partner. Each Partner does hereby appoint and designate initially the Managing General Partner as "Tax Matters Partner" of the Partnership as such term is defined under the Code but shall otherwise be considered to have retained such rights (and obligations, if any) as are provided for under the Code with respect to any examination, proposed adjustment or proceeding relating to Partnership items. The Tax Matters Partner shall notify the other Partners, within ten Business Days after it receives notice from the IRS, of all administrative proceedings with respect to an examination of, or proposed adjustments to Partnership items. Any Partner (other than the Tax Matters Partner) may notify the Tax Matters Partner of such Partner's intention to represent itself, or to cause independent tax counsel or accountants to represent it, in connection with any such examination, proceeding or proposed adjustment. In the event that a Partner (other than the Tax Matters Partner) notifies the Tax Matters Partner of its intention to represent itself, or to cause independent tax counsel or accountants to represent it, in connection with any such examination, proceeding or proposed adjustment, the Tax Matters Partner agrees, upon request, to supply such Partner and its tax counsel or accountants, as the case may be, with copies of all written communications received by the Tax Matters Partner with respect thereto, together with such other information as may be reasonably requested in connection herewith. The Tax Matters Partner further agrees, in the event of such separate representation, to cooperate with the Partner and its tax counsel or accountants, as the case may be, in connection with such separate representation, to the extent reasonably practicable. In addition to the foregoing, the Tax Matters Partner shall notify the Limited Partner prior to submitting a request for administrative adjustment on behalf of the Partnership.

10.9 Amendment to Code or Treasury Regulations. If any section of the Code or Treasury Regulations referred to in this Agreement is amended after December 31, 1993, the Managing General Partner and the Limited Partner agree, at the request of either party, to discuss in good faith whether any amendment to this Agreement is desirable.

ARTICLE XI

NOTICE.

11.1 Manner of Giving Notice. Whenever notice is required to be given pursuant to this Agreement, it shall be by letter, or facsimile electronic transmission receipt of which is confirmed by telephone by the addressee, or by overnight air courier sent to the Partners or the Partnership at the addresses set forth below and, except as otherwise provided herein, shall be deemed to be given when sent or transmitted.

11.2 Addresses. The addresses of the Partners for purposes of notice shall be as follows:

For the Managing General Partner:

     FMC Corporation
     200 East Randolph Drive
     Chicago, IL  60601
     Attn:  Corporate Secretary

For the Limited Partner:

     Harsco Defense Holding, Inc.
     P.O. Box 8888
     Camp Hill, PA  17011
     Attn:  President

The address of the Partnership for purposes of notice shall be as follows:

     United Defense, L.P.
     1525 Wilson Boulevard, Suite 700
     Arlington, VA  22209
     Attn:  Chief Executive Officer

Any Person whose address is listed in this Section 11.2 may change its address at any time by giving written notice, as provided herein, to the other Persons listed herein.

ARTICLE XII

MISCELLANEOUS.

12.1 Amendment. This Agreement may be amended or modified by the Partners only by a written instrument executed by both Partners. The Limited Partner hereby agrees that it will not unreasonably withhold or delay its consent to any amendment proposed by the Managing General Partner to permit the entry of (i) one or more new limited partners, each with an initial investment of at least $10,000,000, upon the Limited Partner's or Managing General Partner's election not to exercise preemptive rights under Section 3.1(g) and (ii) any new limited partner that is acquiring its interest in the Partnership for consideration other than cash. For purposes of the foregoing, it is understood that the Limited Partner may withhold its consent based on the value of the consideration to be received only in the event that (x) the new limited partner is acquiring its interest in the Partnership for consideration other than cash and (y) the Fair Market Value of such consideration is less than the Fair Market Value of the interest in the Partnership being acquired in exchange therefor, in each case as determined under Section
12.16 below.

12.2 Applicable Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.3 Further Assurances. Each of the Partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary more fully to effectuate this Agreement and the Partnership created hereby and to carry on the business of the Partnership in accordance with this Agreement.

12.4 Headings. The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

12.5 Section Numbers. Unless otherwise indicated, reference to Section numbers are to Sections of this Agreement.

12.6 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns where permitted by law.

12.7 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, all other provisions of the Agreement shall nevertheless remain in full force and effect, but if the economic or legal substance of the transactions contemplated hereby is affected in a manner materially adverse to either party as a result of the determination that a provision is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.8 Waiver. No waiver by any Partner of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Partner from, performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner release the other Partner from, future performance of the same provision, condition or requirement; nor shall any delay or omission by any Partner to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

12.9 Entire Agreement. This Agreement, the Participation Agreement and the other Operative Documents constitute the entire agreement between the Partners concerning the subject matter hereof or thereof and supersede any prior understanding or written or oral agreements respecting the subject matter of this Agreement or such documents.

12.10 Advice of Legal Counsel. Each Partner acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against either Partner or any of its Affiliates or Subsidiaries by reason of the drafting or preparation thereof.

12.11 Dispute Resolution. Subject to Sections 3.5(h) and 3.12, either Parent shall have the right, at any time after good faith efforts have failed to resolve a dispute as to any matter governed by this Agreement or the Participation Agreement, to request a review of such matter by the chief executive officers of each Parent ("CEO Review"). Either Parent shall exercise its right to request a CEO Review by furnishing written notice to the Partnership and the other Parent identifying the matter in dispute and setting forth the positions of the parties with respect thereto. The chief executive officers of the two Parents shall meet within 30 days of the date on which such notice is received and shall engage in good faith efforts to resolve the dispute. Within 15 days of such meeting, the chief executive officers shall provide notice to the Partnership stating whether they have been able to resolve the dispute and, if so, full details with respect to such resolution. Any such resolution shall be binding on the Partnership, the Partners and the Parents. If the chief executive officers are unable to resolve the dispute within the time limit set forth above, either party shall be free to seek judicial relief by appropriate proceedings.

12.12 Parties in Interest; Limitation on Rights of Others. Subject to the other provisions of this Section, the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein. This Agreement is not assignable in whole or in part by the Limited Partner or the Managing General Partner unless assigned in connection with the assignment of a Share Percentage in excess of 20% (in the case of the Limited Partner) or 30% (in the case of the Managing General Partner) of the aggregate Share Percentages in the Partnership and, if applicable, in accordance with the Managing General Partner's right of first refusal set forth in Section 7.1(b) above or pursuant to the terms of Section 7.2(e) above. Any such assignment by the Managing General Partner shall not include an assignment of the Annual Fee payable under the Management Services Agreement unless the assignee becomes the Managing General Partner. No assignee of any portion of the Managing General Partner's interest shall be entitled to become the Managing General Partner unless such assignee acquires a greater ownership interest in the Partnership than is then held by Harsco L.P. Notwithstanding the foregoing, in the event that the Limited Partner assigns to a third party, in accordance with the terms of this Agreement, any portion of its ownership interest in the Partnership, such assignment shall be subject to, and entitled to the benefits of, the continued application of the terms of Sections 7.1(a)(i), 7.1(c) and 7.2, and such third party shall be entitled to all of the rights and subject to all of the obligations of the Limited Partner therein set forth; provided, however, that (i) such third party shall only be entitled to be assigned the consent rights set forth in
Section 3.1(a) in the event that it holds a Share Percentage in excess of 20% of the aggregate Share Percentages (in which event the assignor shall not have and may not, directly or indirectly, exercise any such consent rights) and (ii) such third party shall only be entitled to exercise the right set forth in Annex A to agree to the amount of the Limited Partner Allocation (without the consent or approval of any other partner or holder of a Partnership interest) in the event that it holds a Share Percentage in excess of 20% of the aggregate Share Percentages (in which event the assignor shall not have and may not, directly or indirectly, exercise any such right). No assignment or transfer of this Agreement or a party's interest in the Partnership or its Partner shall relieve such party from its obligations hereunder or under any other Operative Document.

12.13 Counterparts. This Agreement and any written consents required to be executed by both Partners hereunder may be executed by the Partners in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.

12.14 Jurisdiction, Court Proceedings. Any suit, action or proceeding against any party hereto arising out of or relating to this Agreement or any other Operative Document, any transaction contemplated hereby or any judgment entered by any court in respect of any such suit, action or proceeding may be brought in any Federal or State court located in the Northern District of Virginia or such other district as may contain the Partnership's principal place of business, and each party hereto hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding. To the extent that service of process by mail is permitted by applicable law, each such party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the delivery of such process by mail, at its address set forth in Article XI, and no such service shall be effective until such delivery is made. Each such party irrevocably agrees not to assert any objection which it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or State court in the Northern District of Virginia (or such other district which contains the Partnership's principal place of business), and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12.15 Waiver of Rights of Partition and Dissolution. Each Partner waives all rights it may have at any time to maintain any action for partition or sale of any Partnership assets as now or hereafter permitted under applicable law. Each Partner waives its rights to seek a court decree of dissolution or to seek the appointment of a court receiver for the Partnership as now or hereafter permitted under applicable law.

12.16  Determination of Fair Market Value.  Except as provided in
Section 4.1, the Managing General Partner shall determine the Fair Market Value of any property or liability where such Fair Market Value is relevant for purposes of this Agreement (including, without limitation, any determination of the Fair Market Value of property acquired by the Partnership in exchange for the issuance of a partnership interest). If the Limited Partner objects in writing to the Managing General Partner's determination of Fair Market Value within 15 Business Days of receiving notice from the Managing General Partner of such valuation and the Limited Partner and the Managing General Partner are unable to agree on the Fair Market Value of the property or liability within 30 days of the date of the Limited Partner's objection, the Fair Market Value of the property or liability shall be determined by an independent appraiser mutually acceptable to the Partners (with the costs of such determination to be borne by the Partnership). Notwithstanding the foregoing sentence, in the event that Fair Market Value is determined pursuant to Section 12.1 and the Limited Partner objects in writing to such determination within 15 Business Days of receiving notice of such valuation, such Fair Market Value shall be redetermined by either Ernst & Young or Price Waterhouse, whichever is not the Accountants, which shall be required to make a valuation within 30 days of its retention.

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the Partners by their respective authorized representatives all as of the day and year first above written.

FMC CORPORATION

By:      /S/ Robert N. Burt
Its:     Chairman & CEO

HARSCO DEFENSE HOLDING, INC.

By:      /S/ Barrett W. Taussig
Its:     President

UNITED DEFENSE, L.P.

By:      FMC Corporation
         Its General Partner

By:      /S/ Robert N. Burt
Its:     Chairman & CEO

List of Omitted Exhibits and Schedules
to Partnership Agreement


Schedule 3.2      Reports to the Limited Partner

Schedule 4.1      Determination of Initial Capital Accounts

Schedule 5.9      Accounting Methods, Tax Elections and Tax Depreciation
Methods

Exhibit A         Insurance Coverages

Exhibit B         Form of Confidentiality Agreement for Officers and
Advisory
                  Committee Members

Exhibit C         Form of Confidentiality Agreement for Prospective
Employees

Exhibit D         Form of Senior Promissory Note

Harsco Corporation will furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.